As filed with the Securities and Exchange Commission on January 21, 2025.

Registration Number 333-284060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SCORPIUS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	26-2844103
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

627 Davis Drive, Suite 300

Morrisville, North Carolina 27560

(919) 240-7133

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey Wolf

Chief Executive Officer

627 Davis Drive, Suite 300

Morrisville, North Carolina 27560

(919) 240-7133

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Leslie Marlow, Esq. Patrick J. Egan, Esq. Hank Gracin, Esq. Melissa Palat Murawsky, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Phone: (212) 885-5000	Ron Ben-Bassat, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Phone: (212) 660-5003

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 21, 2025

Up to 26,315,789 Shares of Common Stock

Up to 26,315,789 Pre-Funded Warrants to purchase up to 26,315,789 Shares of Common Stock

Up to 26,315,789 Shares of Common Stock Underlying such Pre-Funded Warrants

Scorpius Holdings, Inc.

This is a firm commitment public offering (the “Offering”) of up to 26,315,789 shares (the “Shares”) of common stock, par value $0.0002 per share (the “Common Stock”), of Scorpius Holdings, Inc. based on an assumed public offering price of $0.38 per share (which is the last reported sales price of our Common Stock on the NYSE American LLC (“NYSE American”) on January 16, 2025).

We are also offering to certain purchasers, if any, whose purchase of shares of Common Stock in this Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this Offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants, (the “Pre-Funded Warrants”), in lieu of shares of Common Stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of Common Stock. Each Pre-Funded Warrant will be immediately exercisable for one share of Common Stock and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrant will equal the price per share at which the shares of Common Stock are being sold to the public in this Offering, minus $0.0002, and the exercise price of each Pre-Funded Warrant will be $0.0002 per share. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. This Offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this Offering. We refer to the Shares and Pre-Funded Warrants to be sold in this Offering collectively as the “Securities.”

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Our Common Stock is listed on NYSE American under the stock symbol “SCPX.” On January 16, 2025, the closing price of our Common Stock was $0.38 per share. The actual public offering price per share of Common Stock sold in this Offering will be determined between us and the representative of the underwriters based on market conditions at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. The Securities will be offered at a fixed price and are expected to be issued in a single closing. In addition, there is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

We are a “smaller reporting company” under applicable rules of the Securities and Exchange Commission (the “SEC”) and are subject to reduced public company reporting requirements for this prospectus and future filings.

On July 17, 2024, we effected a reverse stock split at a ratio of 1-for-200 (the “2024 Reverse Stock Split”). Unless otherwise noted, all historical share and per share information and historical financial information included in this prospectus have been adjusted to reflect the 2024 Reverse Stock Split. Certain historical share and per share information and historical financial information incorporated in this prospectus has not been restated to reflect the 2024 Reverse Stock Split.

Investing in our Common Stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$
(1)	Assumes no exercise of the option of the representative of the underwriters (“ThinkEquity” or the “representative”) to purchase additional shares of our Common Stock as described below. See “Underwriting” beginning on page 33 for a description of the compensation payable to the representative.

We have granted a 45-day option to the representative to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to 3,947,368 additional shares of Common Stock and/or 3,947,368 Pre-Funded Warrants to purchase up to 3,947,368 shares of Common Stock solely to cover over-allotments, if any.

The underwriters expect to deliver the securities sold in this Offering to the purchasers on or about                           .

ThinkEquity

The date of this prospectus is        , 2025

SCORPIUS BIOMANUFACTURING

Full-Service CDMO Focused on Biologic Production for the Middle Market

State-Of-The-Art CGMP Clinical-Scale Facility

Brand new, 40,000 sq. ft. state-of-the-art facility in San Antonio, Texas with capacity:
Up to ~200L of Microbial-based products
Up to ~500L of Mammalian & Cell-Therapy based products

Process & Analytical Development

Fully-equipped 2,000 sq. ft. analytical testing lab, capable of all pre-clinical and clinical-phase analyses

Biomanufacturing

~8,600 sq. ft. of cGMP-compliant cleanroom manufacturing space

Biotechnology + Pharmaceutical Manufacturing = Biopharmaceuticals

Process Development

- Mammalian Cell Culture Development
- Microbial Fermentation Development
- Cell Therapy Development
- Downstream Process Development
- Formulation Development

Mammalian Cell Culture

- Antibody Production
- Monoclonals, Bi-Specifics
- Recombinant Therapeutic Proteins
- Allogeneic and Autologous Cell Therapy
- Fc Fusions
- Cells, Exosomes, Secretome

Microbial Fermentation

- Recombinant Therapeutic Proteins & Enzyme Products
- Bacterial Subunit Vaccines

Scorpius, with its mammalian and microbial platforms, will compete in two market segments:

- **Biodefense ($16.1B market in 2023, growing at CAGR of 5.0% to reach $22.3B market by 2030)**
- **Biopharmaceuticals ($389B market in 2021, growing at CAGR 7.1% to reach $720B by 2030)**

MADE IN USA

American Manufacturing & Development

Ownership, major equipment (such as Pall Allegro™ bioreactors), consumables and reagents all based in USA

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities being offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the SEC. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.scorpiusbiologics.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Scorpius” and “our business” refer to Scorpius Holdings, Inc. and “this offering” refers to the offering contemplated in this prospectus.

i

ABOUT THIS PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide any information to you or to make any representations other than those contained in, or incorporated by reference into, this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front cover of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this Offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the applicable prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any prospectus supplement and any post-effective amendment together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the underwriters have taken any action to permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this Offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves, and observe any restrictions relating to, the offering and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

ii

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus or any document incorporated herein by reference, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

iii

 PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all the information that may be important to purchasers of our securities. Prospective purchasers of our securities should carefully read the entire prospectus and any applicable prospectus supplement, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. Prospective purchasers of our securities should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Our Company

We are a contract development and manufacturing organization (“CDMO”) that provides a comprehensive range of biologics manufacturing services from process development to Current Good Manufacturing Practices (“cGMP”) clinical and commercial manufacturing of biologics for the biotechnology and biopharmaceutical industries. Scorpius pairs cGMP biomanufacturing and quality control expertise with cutting edge capabilities in immunoassays, molecular assays, and bioanalytical methods to support the production of cell- and gene-based therapies as well as large molecule biologics. Our services include clinical and commercial drug substance manufacturing, release and stability testing and variety of process development services, including upstream and downstream development and optimization, analytical method development, cell line development, testing and characterization. Our San Antonio, TX facility commenced operations in October 2022.

Recent Developments

Special Meeting Proposals

At a special meeting held on January 16, 2025 (the “Special Meeting”), our stockholders approved the issuance of shares of Common Stock to the holders of our Secured Convertible Notes (as defined below) upon the conversion of such Secured Convertible Notes and upon the exercise of the December Warrants (as defined below) in excess of the Exchange Cap (as defined below). Our stockholders further approved an amendment to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split with respect to our issued and outstanding Common Stock, at the discretion of the Board of Directors (the “Board” or the “Board of Directors”), at a ratio of between 1-for-5 to 1-for-35, with the ratio within such range to be determined at the discretion of our Board. The exact timing of any reverse stock split would be determined by our Board based on its evaluation as to when such action would be the most advantageous to us and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split notwithstanding the approval of our stockholders at any time that the Board, in its sole discretion, determines that it is no longer in our best interests or the best interests of our stockholders to proceed with a reverse stock split. Due to a new NYSE American rule that became effective on January 16, 2025, which provides for the suspension and delisting of any listed company that effects one or more reverse stock splits over a two-year period with a cumulative ratio in excess of 1-for-200 shares, and in light of the 1-for-200 2024 Reverse Stock Split (as defined below) that we effected in July 2024, we will not be able effect a reverse stock split of our Common Stock as a method of increasing our stock price until July 2026 if we are to remain listed on the NYSE American.

December Private Placement

On December 5, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (collectively, the “Investors”), pursuant to which we agreed to issue, in a private placement offering (the “December Note Offering”), upon the satisfaction of certain conditions specified in the Purchase Agreement, 9% senior secured convertible notes (the “Secured Convertible Notes”) in the aggregate principal amount of $13,388,889, and warrants (the “December Warrants”) to purchase up to an aggregate amount of 13,388,889  shares of Common Stock, to the Investors for an aggregate purchase price of $12,050,000.

The December Note Offering closed on December 6, 2024 (the “Closing Date”). We received net proceeds from the December Note Offering of approximately $3.3 million, net of the amount of $8.5 million of the proceeds of the December Note Offering that we agreed to use to pay the Investors pursuant to the Purchase Agreement to repurchase pre-funded warrants held by the Investors (the “Repurchased Pre-Funded Warrants”), which amount was paid to the Investors at the closing of the December Note Offering, and approximately $226,000 to redeem the November 2024 Note (as defined below), including all principal and accrued interest. In connection with the December Note Offering, we agreed to reimburse the Investors for all costs and expenses incurred by them or their affiliates in connection with the transactions contemplated by the Purchase Agreement, up to a total amount of $50,000. ThinkEquity acted as placement agent in the December Note Offering. In connection with the closing of the December Note Offering, the Company paid a placement fee of $285,000 to ThinkEquity, equal to 8% of the net proceeds of the December Note Offering paid to us, net of the amount used to repurchase the Repurchased Pre-Funded Warrants and the amount of the original issue discount.

On the Closing Date, the Company, each of the Company’s domestic subsidiaries and the Investors also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company and each of the Company’s domestic subsidiaries granted security interests in the Collateral (as such term is defined in the Security Agreement) to secure the obligations of the Company under the Secured Convertible Notes and the Purchase Agreement. Each of the Company’s domestic subsidiaries also executed and delivered a Subsidiary Guarantee on the Closing Date, pursuant to which they agreed to guarantee the Company’s obligations under the Secured Convertible Notes and act as surety for payment of the Secured Convertible Notes.

1

The Secured Convertible Notes mature on the third anniversary of their date of issuance, or December 6, 2027, unless prior thereto there is an event of default, and bear interest at a rate of 9% per annum payable in cash on the first business day of each fiscal quarter beginning January 2, 2025. The Secured Convertible Notes are convertible, at the option of the holder, at any time, into a number of shares of Common Stock equal to the principal amount of the Secured Convertible Note plus all accrued and unpaid interest at a conversion price initially equal to $0.50 (the “Conversion Price”), subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events and subject to an Exchange Cap (as defined below) and other limitations. The Secured Convertible Notes contain customary events of default, including the failure of Jeffrey Wolf to remain as our Chief Executive Officer, unless an individual reasonably acceptable to the Investors has been appointed to replace Mr. Wolf within thirty (30) days of such occurrence, unless the Investors extend such deadline for an additional thirty (30) days at their sole discretion. If an event of default occurs, until it is cured, the Investors may increase the interest rate applicable to the Secured Convertible Note to 15% per annum. If an event of default occurs, the Investors may require us to redeem (regardless of whether such event of default has been cured) all or any portion of the Secured Convertible Notes. Subject to limited exceptions set forth in the Secured Convertible Notes, the Secured Convertible Notes prohibit us and, as applicable, our subsidiaries from incurring any new indebtedness. The Secured Convertible Notes also provide that we shall, while the Secured Convertible Notes remain outstanding, maintain a net monthly cash burn of not more than $1,800,000, calculated on an average trailing-three-month basis, decreasing by increments of $500,000 every three-months.

The Secured Convertible Notes are redeemable by us at a redemption price equal to 110% of the sum of the principal amount to be redeemed plus accrued interest, if any. While the Secured Convertible Notes are outstanding, if we enter into a Subsequent Placement (as such term is defined in the Purchase Agreement and which would include this Offering), each of the Investors shall have the right, in their sole discretion, to require that we redeem all, or any portion, of the amount due under their Secured Convertible Note in an amount not in excess of the Investor’s pro rata amount of 25% of the gross proceeds of such Subsequent Placement.

The December Warrants expire five years from their date of issuance. The December Warrants are exercisable, at the option of the holder, at any time, for up to an aggregate of 13,388,889 shares of Common Stock at an exercise price initially equal to $0.50 (the “Exercise Price”), subject to adjustment for any stock splits, stock dividends, recapitalizations, and similar events and subject to the Exchange Cap. The Secured Convertible Notes and the December Warrants provide for the Conversion Price and the Exercise Price, respectively, to be adjusted in various circumstances.

The December Warrants provide for cashless exercise under certain circumstances.

The number of shares of Common Stock that may be issued upon conversion of the Secured Convertible Notes and exercise of the December Warrants, and inclusive of any shares issuable under and in respect of the Purchase Agreement, was subject to an exchange cap (the “Exchange Cap”) of 865,820 shares, which is 19.99% of the outstanding number of shares of our Common Stock on the Closing Date, unless we obtained approval from our stockholders to issue shares of Common Stock to the holders upon conversion of the Secured Convertible Notes and exercise of the December Warrants in excess of the Exchange Cap, which approval was obtained at the Special Meeting on January 16, 2025. If the Secured Convertible Notes were to be fully converted into Conversion Shares at the Conversion Price initially in effect, assuming no Exchange Cap, we would issue 26,777,778 Conversion Shares plus an additional 7,230,000 shares of Common Stock if interest and the Make-Whole Amount (as such term is defined in the Secured Convertible Notes) are also converted into shares of Common Stock. In addition, under the terms of the Secured Convertible Notes and the December Warrants, the Investors may not convert the Secured Convertible Notes or exercise the December Warrants to the extent such conversion or exercise would cause such Investor, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99%, of our then outstanding Common Stock following such conversion or exercise.

2

November 2024 Note

On November 27, 2024, we issued a non-convertible promissory note (the “November 2024 Note”) in the principal amount of $225,000 to one of the Investors (the “Holder”). The November 2024 Note accrued interest at the rate of 5% per annum and matured on the earliest of: (i) December 15, 2024; (ii) the consummation of a Corporate Event (as such term is defined in the November 2024 Note); or (iii) when, upon or after the occurrence of an event of default under the November 2024 Note. The November 2024 Note contains customary events of default, including if we or any of our subsidiaries, individually or in the aggregate, fail to pay indebtedness in excess of $150,000 due to any third party, subject to certain exceptions, or if an event of default occurs under any of our other outstanding promissory notes. If at any time while the November 2024 Note is outstanding we consummate a subsequent Financing (as such term is defined in the November 2024 Note), the Holder shall have the right, it its sole discretion, to require that we redeem the entire outstanding balance of the November 2024 Note, together with all accrued interest thereon, using up to 100% of the gross proceeds of such Financing. The November 2024 Note was repaid using the proceeds from the December Note Offering.

August 2024 Public Offering

On August 19, 2024, we consummated a public offering (the “August Offering”) of 2,428,000 shares of Common Stock and 11,947,000 pre-funded warrants to purchase up to 11,947,000 shares of Common Stock (the “August PFWs”), including 1,875,000 option pre-funded warrants to purchase up to 1,875,000 shares of Common Stock issued upon the exercise of the representative’s over-allotment option (the “August Option PFWs”) for a purchase price of $1.00 per share of Common Stock, a purchase price of $0.9998 per August PFW, and an exercise price of $0.0002 per August PFW and August Option PFW, resulting in aggregate gross proceeds of approximately $14.4 million, before deducting underwriting discounts and other offering expenses. Each August PFW and August Option PFW is exercisable for one share of Common Stock. ThinkEquity served as representative of the several underwriters named in the Underwriting Agreement that we entered into on August 16, 2024.

2024 Reverse Stock Split

On July 17, 2024, we effected the 2024 Reverse Stock Split, a 1-for-200 reverse stock split of our outstanding shares of Common Stock. The 2024 Reverse Stock Split did not impact the number of authorized shares of Common Stock, which remained at 250,000,000 shares. Unless otherwise noted, all historical share and per share information and historical financial information included in this prospectus have been adjusted to reflect the 2024 Reverse Stock Split. Certain historical share and per share information and historical financial information incorporated by reference into this prospectus have not been restated to reflect the 2024 Reverse Stock Split.

Related Party Notes

On January 26, 2024 in accordance with the terms of that certain Asset and Equity Interests Purchase Agreement, dated December 11, 2023 (the “Asset Purchase Agreement”), with Elusys Holdings, Inc., a company controlled by Jeffrey Wolf, our Chief Executive Officer and Chairman of the Board of Directors (“Elusys Holdings”), Elusys Holdings purchased from us a convertible promissory note in the aggregate amount of $2,250,000 (the “Original Convertible Note”), the conversion of which was subject to both Elusys Holdings’ election and obtaining stockholder approval as may be required by the applicable rules and regulations of NYSE American of the issuance of shares of our Common Stock upon such conversion. The Original Convertible Note bore interest at a rate of 1% per annum, was to mature on the one-year anniversary of its issuance and converted into shares of our Common Stock at the option of Elusys Holdings only if the applicable stockholder approval of the issuance of such shares of Common Stock issuable upon conversion of the Original Convertible Note was obtained prior to the maturity date.

3

On May 1, 2024, we entered into a Note Purchase Agreement with Elusys Holdings, pursuant to which Elusys Holdings loaned us $750,000 and we (i) issued to Elusys Holdings a 1% non-convertible promissory note due July 1, 2024 in the principal amount of $750,000 (the “New Note”) for $750,000 in cash and (ii) issued to Elusys Holdings an amended and restated 1% convertible promissory note in the principal amount of $2,250,000 (the “Restated Note”) in exchange for the Original Convertible Note. The Restated Note bears interest at a rate of 1% per annum, matures on September 1, 2025 and will convert into shares of our Common Stock at the option of Elusys Holdings only if stockholder approval as may be required by the applicable rules and regulations of NYSE American of the issuance of all of the shares of Common Stock issuable upon conversion of the Restated Note is obtained prior to the maturity date and any required approval of NYSE American of such share issuance is obtained. The conversion price of the Restated Note was initially equal to 110% of the volume weighted average price (VWAP) of Common Stock for the seven trading days prior to December 11, 2023 which was $0.39109; however, Section 2(b) of the Restated Note provided that if we consummated a public financing, subject to certain exceptions, within sixty days of May 1, 2024, the conversion price would be adjusted to be 110% of the per share purchase price of the Common Stock in such public financing (with such adjustment only being made upon the first financing in the event of multiple financings during the foregoing period). Based on the public offering that we consummated in May 2024, after adjustment for the 2024 Reverse Stock Split, the conversion price of the Restated Note was adjusted to $22.00, allowing the holder of the Restated Note to convert the Restated Note into up to 103,908 shares of Common Stock (including the principal amount of $2,250,000 and all accrued interest thereon calculated as of the date of maturity.) At the 2024 Annual Meeting, our stockholders approved the issuance of 103,908 shares of Common Stock issuable upon full conversion of the Restated Note.

On July 16, 2024, we entered into an Amendment to the New Note that extended its maturity date to July 31, 2024 and provided that the New Note would be secured by a lien on our assets, subordinate to any secured lien that may be requested by a lender in connection with debt. On July 30, 2024, Elusys Holdings forgave repayment of the New Note in exchange for an amendment to the Asset Purchase Agreement to eliminate the payment of any royalty fees by Elusys Holdings to us and instead provide for a cash payment to us of $2.5 million on or prior to December 31, 2028. No payments have been made under the New Note.

Corporate Information

We were incorporated under the laws of the State of Delaware on May 12, 2017. Our principal executive offices are located at 627 Davis Drive, Suite 300, Morrisville, North Carolina 27560. Our telephone number is (610) 727-4597.

Our website address is www.scorpiusbiologics.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

4

THE OFFERING

Shares being offered	26,315,789 Shares (or 30,263,157 Shares if the representative exercises its option to purchase additional shares in full) of Common Stock based on an assumed public offering price of $0.38 per share (which is the last reported sale price of our Common Stock on NYSE American on January 16, 2025).

Pre-Funded Warrants offered by us	We are also offering up to 26,315,789 Pre-Funded Warrants to purchase up to 26,315,789 shares of Common Stock in lieu of shares of Common Stock to any purchaser whose purchase of shares of Common Stock in this Offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the purchaser’s election, 9.99%) of our outstanding Common Stock immediately following the consummation of this Offering. Each Pre-Funded Warrant will be exercisable for one share of Common Stock, will have an exercise price of $0.0002 per share, will be immediately exercisable, and will not expire prior to exercise. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. For each Pre-Funded Warrant that we sell, the number of Shares that we are selling will be decreased on a one-for-one basis.

Number of shares of Common Stock outstanding immediately before this Offering	5,791,139 issued and outstanding as of January 16, 2025.

Number of shares of Common Stock to be outstanding after this Offering(1)	32,106,928 shares (or 36,054,296 shares if the representative exercises its option to purchase additional shares in full) based on an assumed public offering price of $0.38 per share (which is the last reported sale price of our Common Stock on NYSE American on January 16, 2025) and assumes no sale of Pre-Funded Warrants, which, if sold, would reduce the number of Shares that we are offering on a one-for-one basis.

Option to purchase additional shares and Pre-Funded Warrants	We have granted a 45-day option to the representative to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to 3,947,368 additional shares of Common Stock and/or 3,947,368 Pre-Funded Warrants solely to cover over-allotments, if any.

Use of proceeds

We expect to receive net proceeds, after deducting the underwriting discounts and commissions and estimated expenses payable by us, of approximately $6.3 million (or approximately $7.3 million if the representative exercises its option to purchase additional shares in full), which assumes that the Investors holding the Secured Convertible Notes require that we use $2.5 million from the proceeds of this Offering to repay a portion of the Secured Convertible Notes.

We currently intend to use the net proceeds from this Offering to fund working capital and general corporate purposes. See “Use of Proceeds”.

Trading	Our Common Stock is listed on NYSE American under the stock symbol “SCPX.” We do not intend to apply for listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Risk factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, and the other information included, or incorporated by reference, in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities

5

(1)	The numbers of shares of our Common Stock to be outstanding before and upon completion of this Offering are based on 5,791,139 shares of our Common Stock outstanding as of January 16, 2025 and excludes the following:

•	30,738 shares of Common Stock issuable upon exercise of stock options outstanding, at a weighted-average exercise price of $678.21 per share;

•	640,000 shares of Common Stock issuable upon exercise of pre-funded warrants outstanding, at an exercise price of $0.0002 per share;

•	13,688,001 shares of Common Stock issuable upon exercise of common warrants outstanding, at a weighted-average exercise price of $1.01 per share;

•	103,908 shares of Common Stock issuable upon conversion in full (including accrued interest thereon calculated as of the date of maturity) of the Restated Note (the conversion of which is subject to both Elusys Holdings’ election and any required approval of NYSE American of such share issuance);

•	Up to 34,007,778 shares of Common Stock issuable upon conversion in full (including make-whole amounts) of the Secured Convertible Notes; and

•	156,136 shares of our Common Stock that are available for future issuance under our stock incentive plans or shares that will become available under our stock incentive plans (after giving effect to the amendment to our 2018 Equity Incentive Plan approved by our stockholders on July 15, 2024 to increase by 150,000 the number of shares available for grant under our 2018 Equity Incentive Plan).

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	no exercise of outstanding options or warrants described above;
•	no conversion of the Restated Note and Secured Convertible Notes;
•	no sale of any Pre-Funded Warrants;
•	no issuance of the warrants issues to the representative (the “Representative’s Warrants”); and
•	no exercise by the representative of its option to purchase additional shares of our Common Stock.

All share and per share amounts of Common Stock presented in this prospectus have been retroactively adjusted to reflect the 2024 Reverse Stock Split.

6

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”), Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which have been filed with the SEC and are incorporated by reference into this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our securities in this Offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering and Our Common Stock

Our consolidated financial statements have been prepared assuming that we will continue as a going concern.

We had an accumulated deficit of $277.8 million as of September 30, 2024 and a net loss of approximately $24.5 million for the nine months ended September 30, 2024. We had an accumulated deficit of $254.4 million as of December 31, 2023 and a net loss of approximately $46.8 million for the year ended December 31, 2023. To date, we have not generated significant revenue or positive cash flows from operations. We expect to incur significant expenses and continued losses from operations for the foreseeable future, and we do not expect our cash and cash equivalents and short-term investments, including proceeds from the August Offering and the proceeds of approximately $6.3 million that we expect to raise in this Offering (or approximately $7.3 million if the representative exercises its option to purchase additional shares in full), to be sufficient to fund our operations beyond April 2025 (or May 2025 if the representative exercises its option to purchase additional shares in full) unless our revenue significantly increases from past historical revenue. Our estimates of our runway are dependent upon our estimates of the ability of our customers to make timely payments of amounts owed to us which recently has not occurred. We expect our expenses to increase in connection with our ongoing activities, particularly as we ramp up operations in our in-house bioanalytic, process development and manufacturing facility in San Antonio, TX. Our unaudited financial statement for the three and nine months ended September 30, 2024 and our audited financial statements for the fiscal year ended December 31, 2023 were prepared under the assumption that we will continue as a going concern; however, we have incurred significant losses from operations to date and we expect our expenses to increase in connection with our ongoing activities. These factors raise substantial doubt about our ability to continue as a going concern for one year after the financial statements are issued. Our auditors also included an explanatory paragraph in their report on our financial statements as of and for the year ended December 31, 2023 with respect to this uncertainty. There can be no assurance that funding will be available on acceptable terms on a timely basis, or at all. The various ways that we could raise capital carry potential risks. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct our business. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or tests or grant licenses on terms that are not favorable to us. If we do not succeed in raising additional funds on acceptable terms or at all, we may be unable to build our planned Kansas facility or develop any new product candidates that we acquire. As such, we cannot conclude that such plans will be effectively implemented within one year after the date that the financial statements incorporated by reference into this prospectus were filed with the SEC and there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern.

7

In addition to requiring additional financing, in order to successfully continue our business we will need to expand our customer base beyond the limited number of customers we currently have, and there can be no assurance we will be successful in doing so. Though we continue to expand our customer base, we remain dependent on a limited number of customers for a substantial majority of our revenues. For the three and nine months ended September 30, 2024, we recognized $0.8 million and $5.0 million in CDMO revenue, all of which was primarily derived from three customers who each represented over 10% of the total recognized revenue. For the year ended December 31, 2023, revenue from two customers accounted for 86% of our total recognized process development revenue. One former customer who migrated to a larger CDMO for commercial manufacture of their product accounted for 74% of our process development revenue for the fiscal year ended December 31, 2023. The loss of, or a significant reduction of business from, any of our primary customers will have a material adverse effect on our business, financial condition, and results of operation unless we are able to replace such customers with other primary customers.

We will need additional future financing which may not be available on acceptable terms, if at all.

We will need to raise additional capital to fund our operations and to repay amounts due under the Secured Convertible Notes, and we cannot be certain that funding will be available to us on acceptable terms on a timely basis, or at all. As of January 17, 2025, our cash and cash equivalents and short-term investments were approximately $0.4 million. Even with the proceeds of approximately $6.3 million that we expect to raise in this Offering (or approximately $7.3 million if the representative exercises its option to purchase additional shares in full), which assumes that the Investors holding the Secured Convertible Notes require that we use $2.5 million from the proceeds of this Offering to repay a portion of the Secured Convertible Notes, our cash, together with the proceeds of this Offering, is not expected to last beyond April 2025 (or May 2025 if the representative exercises its option to purchase additional shares in full) unless our revenue significantly increases from past historical revenue.

There are currently no other commitments by any person for future financing. Our securities may be offered to other investors in other offerings at a price lower than the price per share offered in this Offering, or upon terms which may be deemed more favorable than those offered to investors in this Offering. Our ability to raise capital through the sale of securities may be limited by our inability to utilize a registration statement on Form S-3 to raise capital due to the late filing of our 2023 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and due to various rules of NYSE American that place limits on the number and dollar amount of securities that we may sell. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct our business. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to restructure our Company including a work force reduction, or initiate steps to cease operations or liquidate our assets.

Our failure to meet the continued listing requirements of NYSE American could result in a de-listing of our Common Stock.

Our shares of Common Stock are currently listed on NYSE American. On June 14, 2024, we received notice from the NYSE Regulation that it had suspended trading of our Common Stock on NYSE American and determined to commence proceedings to delist our Common Stock from NYSE American as a result of its determination that we were no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of our Common Stock. Our Common Stock began to be quoted on the OTC Markets system on June 17, 2024. On July 17, 2024, we effected the 2024 Reverse Stock Split at a ratio of 1-for-200, to increase the selling price of our Common Stock in order to regain compliance with the requirements and policies of NYSE American. On July 29, 2024, NYSE American notified us that it had withdrawn its delisting determination and our Common Stock resumed trading on NYSE American on Friday, August 2, 2024, under the symbol “SCPX.” However, there can be no assurance that the market price of our Common Stock following the 2024 Reverse Stock Split will remain at a level that will be sufficient to meet any requirements and policies of NYSE American or that our Common Stock will remain listed on NYSE American. Due to a new NYSE American rule that became effective on January 16, 2025, which provides for the suspension and delisting of any listed company that effects one or more reverse stock splits over a two-year period with a cumulative ratio in excess of 1-for-200 shares, and in light of the 2024 Reverse Stock Split, we will not be able effect a reverse stock split of our Common Stock as a method of increasing our stock price until July 2026 if we are to remain listed on the NYSE American.

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In addition, on April 17, 2024, we received an official notice of noncompliance from NYSE Regulation stating that we were not in compliance with the NYSE American continued listing standards under the timely filing criteria included in Section 1007 of the NYSE American Company Guide due to the failure to timely file our 2023 Annual Report on Form 10-K by the applicable filing due date. On May 21, 2024, we received an official notice of noncompliance from NYSE Regulation stating that we were not in compliance with NYSE American continued listing standards under the timely filing criteria included in Section 1007 of the NYSE American Company Guide due to the failure to timely file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 by the applicable filing due date. Upon the subsequent filing of the 2023 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q we received a notice that we had cured such filing delinquencies.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our Common Stock.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may also issue additional shares of our Common Stock or other securities that are convertible into or exercisable for our Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes and some of these issuances may be at a price (or exercise prices) below the price at which shares of our Common Stock are currently trading. The future issuance of any such additional shares of Common Stock may create downward pressure on the trading price of our Common Stock.

Substantial amounts of our outstanding shares may be sold into the market when lock-up or market standstill periods ends. If there are substantial sales of shares of our Common Stock, the price of our Common Stock could decline.

The price of our Common Stock could decline if there are substantial sales of our Common Stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our Common Stock available for sale and the market perceives that sales will occur. After this Offering, if the maximum amount of Shares and no Pre-Funded Warrants are sold, we will have 32,106,928 outstanding shares of our Common Stock (or 36,054,296 shares if the representative exercises its option to purchase additional shares in full), based on the number of shares outstanding as of January 16, 2025. All of the shares of Common Stock sold in this Offering will be available for sale in the public market.

Our management has broad discretion in using the net proceeds from this Offering.

We intend to use the net proceeds from this Offering to fund working capital and general corporate purposes. See “Use of Proceeds.” We will have broad discretion in the timing of the expenditures and application of proceeds received in this Offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this Offering in ways that our stockholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Furthermore, you will have no direct say on how our management allocates the net proceeds of this Offering.

Because we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our Common Stock would be your sole source of gain on an investment in our Common Stock for the foreseeable future.

This offering may cause the trading price of our Common Stock to decrease.

The price per share, together with the number of shares of Common Stock we issue if this Offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this Offering.

9

There is no public market for the Pre-Funded Warrants being offered in this Offering.

There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Except as provided in the Pre-Funded Warrants, holders of the Pre-Funded Warrants offered hereby will have no rights as common stockholders with respect to the shares our Common Stock underlying the Pre-Funded Warrants until such holders exercise their Pre-Funded Warrants and acquire our Common Stock.

Until holders of the Pre-Funded Warrants acquire shares of our Common Stock upon exercise thereof, such holders will have no rights with respect to the shares of our Common Stock underlying such Pre-Funded Warrants, except to the extent that holders of such Pre-Funded Warrants will have certain rights to participate in distributions or dividends paid on our Common Stock as set forth in the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants are speculative in nature.

Holders of the Pre-Funded Warrants may acquire shares of Common Stock issuable upon exercise of such Pre-Funded Warrants at an exercise price of $0.0002 per share of Common Stock. There can be no assurance that the market value of the Pre-Funded Warrants will equal or exceed their public offering price.

Even though the 2024 Reverse Stock Split increased the market price of our Common Stock, there can be no assurance that our increased stock price will remain at a price that will be sufficient in order to meet any continued requirements and policies of NYSE American or that our Common Stock will remain listed on NYSE American.

The trading of our Common Stock resumed on NYSE American on August 2, 2024 after we effected the 2024 Reverse Stock Split. There can be no assurance that the increased stock price resulting from the 2024 Reverse Stock Split will be sufficient in order to continue to meet any requirements and policies of NYSE American or that our Common Stock will remain listed on NYSE American.

10

SELECTED FINANCIAL DATA REFLECTING
THE 2024 REVERSE STOCK SPLIT

On July 17, 2024 we effected the 2024 Reverse Stock Split, a 1-for-200 reverse stock split of our Common Stock. The total number of outstanding shares of Common Stock was reduced from approximately 98,827,831 shares to approximately 493,268 shares. The par value per share of Common Stock remained unchanged . Our audited consolidated financial statements included in our 2023 Annual Report, which are incorporated by reference into this prospectus, are presented without giving effect to the 2024 Reverse Stock Split. Except where the context otherwise requires, share numbers in this prospectus reflect the 2024 Reverse Stock Split.

The following selected financial data has been derived from our audited consolidated financial statements included in our 2023 Annual Report, as adjusted to reflect the 2024 Reverse Stock Split for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

As reported:

	Years Ended December 31,
	2023	2022

Net loss from continuing operations	$(41,762,479)	$(41,375,067)
Net loss from discontinued operations, net of tax benefit	$(5,070,707)	$(2,487,130)
Net loss attributable to Scorpius Holdings, Inc.	$(45,217,168)	$(43,434,706)
Net loss per share, basic and diluted – continuing operations	$(1.54)	$(1.60)
Net loss per share, basic and diluted – discontinued operations	$(0.19)	$(0.10)
Net loss per share attributable to Scorpius Holdings, Inc.	$(1.74)	$(1.70)
Weighted average common shares outstanding, basic and diluted	26,046,594	25,606,326
Common shares outstanding at year end	26,219,461	25,661,488

As adjusted for the 2024 Reverse Stock Split:

	Years Ended December 31,
	2023	2022
	(UNAUDITED)
Net loss from continuing operations	$(41,762,479)	$(41,375,067)
Net loss from discontinued operations, net of tax benefit	$(5,070,707)	$(2,487,130)
Net loss attributable to Scorpius Holdings, Inc.	$(45,217,168)	$(43,434,706)
Net loss per share, basic and diluted – continuing operations	$(308.27)	$(319.83)
Net loss per share, basic and diluted – discontinued operations	$(38.94)	$(19.43)
Net loss per share attributable to Scorpius Holdings, Inc.	$(347.20)	$(339.25)
Weighted average common shares outstanding, basic and diluted	130,232	128,031
Common shares outstanding at year end	131,097	128,307

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the heading “Risk Factors” contained in this prospectus and in the documents incorporated by reference herein. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our securities in this Offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $6.3 million (or $7.3 million if the representative exercises its option to purchase additional shares in full), assuming no sale of Pre-Funded Warrants and assuming that the Investors holding the Secured Convertible Notes require that we use $2.5 million from the proceeds of this Offering to repay a portion of the Secured Convertible Notes.

The Secured Convertible Notes provide that, while the Secured Convertible Notes are outstanding, if we enter into a Subsequent Placement (which would include this Offering), each of the Investors shall have the right, in their sole discretion, to require that we redeem all, or any portion, of the amount due under their Secured Convertible Note in an amount not in excess of the Investor’s pro rata amount of 25% of the gross proceeds of such Subsequent Placement. The Secured Convertible Notes mature on the third anniversary of their date of issuance, or December 6, 2027, unless prior thereto there is an event of default, and bear interest at a rate of 9% per annum payable in cash on the first business day of each fiscal quarter beginning January 2, 2025. We used the proceeds from issuing the Secured Convertible Notes to repurchase certain pre-funded warrants held by the Investors, to repay the November 2024 Note held by one of the Investors, and for working capital and other general corporate purposes.

We currently expect to use the net proceeds from this Offering, after any required repayment of a portion of the Secured Convertible Notes, for working capital and other general corporate purposes. The amounts and timing of these expenditures will depend on numerous factors, including the development of our current business initiatives. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this Offering and our management will have discretion and flexibility in applying the net proceeds of this Offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. We may use the proceeds of this Offering for purposes with which you do not agree. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

A $0.10 increase (decrease) in the assumed public offering price of $0.38 per share would increase (decrease) the net proceeds to us from this Offering by approximately $1,763,158, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and assuming no sale of Pre-Funded Warrants and, after deducting underwriting discounts and commissions and estimated expenses payable by us and after any required repayment of a portion of the Secured Convertible Notes. An increase (decrease) of 50,000 or 500,000 in the number of shares offered by us in this Offering, would increase (decrease) the net proceeds to us from this Offering by approximately $12,730 or $127,300, respectively, assuming the public offering price of $0.38 per share, remains the same and assuming no sale of Pre-Funded Warrants and, after deducting underwriting discounts and commissions and estimated expenses payable by us and after any required repayment of a portion of the Secured Convertible Notes. The information above is illustrative only and will change based on the actual public offering price and other terms of this Offering determined at pricing.

Based on our current projections, we believe the net proceeds of this Offering will fund our operations through April 2025 (or May 2025 if the representative exercises its option to purchase additional shares in full).

Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2024:

•	on an actual basis;

•	on a pro forma basis, giving effect to (i) the issuance of 2,189,000 shares of Common Stock upon the exercise of pre-funded warrants; (ii) the issuance of the Secured Convertible Notes and warrants in December 2024 and the receipt of net proceeds of approximately $3.3 million from such issuance, (iii) the repurchase of pre-funded warrants to purchase 8,500,000 shares of Common Stock from the gross proceeds received from the issuance of the Secured Convertible Notes and warrants in December 2024, and (iv) the issuance of 62,871 shares of Common Stock upon the partial conversion of a Secured Convertible Note in January 2025; and
•	on a pro forma as adjusted basis, giving effect to our issuance and sale of 26,315,789 Shares based on an assumed public offering price of $0.38 per share (which is the last reported sale price of our Common Stock on NYSE American on January 16, 2025) and assuming no exercise of the representative’s over-allotment option and no sale of Pre-Funded Warrants, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and after any required repayment of a portion of the Secured Convertible Notes..

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this Offering as determined at pricing. You should read the information in this table together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, incorporated by reference into this prospectus.

	September 30, 2024
	Actual	Pro Forma	Pro Forma As Adjusted

Cash and cash equivalents	$4,559,334	$7,774,057 (1)	$14,074,057

Convertible Note Payable	2,060,000	2,060,000	2,060,000
Secured Convertible Notes		12,050,000	9,550,000

Stockholder’s equity
Common stock, $0.0002 par value; 250,000,000 shares authorized; 3,539,268 shares issued and outstanding, actual; 5,791,139 shares issued and outstanding, pro forma; and 32,106,928 shares issued and outstanding pro forma as adjusted	2,974	1,274	6,537
Additional paid-in capital	306,485,190	297,652,890	303,947,627
Accumulated deficit	(277,777,368)	(277,777,645)	(277,777,645)
Accumulated other comprehensive income	16,335	16,335	16,335
Total Stockholder’s Equity- Scorpius Holdings, Inc.	28,727,131	19,892,854	26,192,854
Non-Controlling Interest	(4,182,805)	(4,182,805)	(4,182,805)
Total Stockholder’s Equity	24,544,326	15,710,049	22,010,049
Total Capitalization(2)	$26,604,326	29,820,049	$33,620,049 (3)

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(1)	Cash does not take into account our net cash burn subsequent to September 30, 2024. As of January 17, 2025, our cash and cash equivalents and short-term investments were approximately $0.4 million.
(2)	The features of the December Warrants may result in a warrant derivative liability that we would record in our financial statements. Accordingly, a portion of the net proceeds from such sale may be allocated to a derivative warrant liability instead of equity. We have not yet finalized the accounting treatment for the issuance of the December Warrants and therefore at this time cannot determine the extent of such liability, if any.
(3)	The features of the Secured Convertible Notes may result in a bifurcated derivative liability that we would record in our financial statements. Accordingly, a portion of the net proceeds from such note may be allocated to an embedded derivative liability rather than note payable. We have not yet finalized the accounting treatment for the issuance of the Secured Convertible Notes and therefore at this time cannot determine the extent of such liability, if any.

A $0.10 increase or decrease in the assumed public offering price of $0.38 per share (which is the last reported sale price of our Common Stock on NYSE American on January 16, 2025), assuming no sale of Pre-Funded Warrants, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1,763,158, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and after any required repayment of a portion of the Secured Convertible Notes, and assuming exercise of the representative’s over-allotment option and no sale of Pre-Funded Warrants.

An increase or decrease of 50,000 or 500,000 shares in the number of Shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $12,730 or $127,300, respectively, assuming no change in the assumed public offering price per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and after any required repayment of a portion of the Secured Convertible Notes, and assuming no exercise of the representative's over-allotment option and no sale of Pre-Funded Warrants.

The table above is based on 3,539,268 shares of our Common Stock outstanding as of September 30, 2024; assumes no exercise of the representative’s over-allotment option, no sale of Pre-Funded Warrants, and no issuance of Representative’s Warrants in this Offering; and excludes as of September 30, 2024 the following:

•	30,738 shares of Common Stock issuable upon exercise of stock options outstanding and expected to vest as of September 30, 2024, at a weighted-average exercise price of $678.21 per share;

•	11,329,000 shares of Common Stock issuable upon exercise of pre-funded warrants outstanding, at an exercise price of $0.0002 per share (640,000 after adjustment to reflect the pro form adjustments set forth above);

•	299,112 shares of Common Stock issuable upon exercise of Common Warrants outstanding as of September 30, 2024, at an exercise price of $24.00 per share;

•	103,908 shares of Common Stock issuable upon conversion in full (including accrued interest thereon calculated as of the date of maturity) of the Restated Note (the conversion of which is subject to both Elusys Holdings’ election and any required approval of NYSE American of such share issuance);

•	Up to 47,396,667 shares of Common Stock issuable upon conversion in full (including make-whole amounts) of the Secured Convertible Notes and upon exercise of the December Warrants; and

•	156,136 shares of our Common Stock that are available for future issuance under our stock incentive plans or shares that will become available under our stock incentive plans (after giving effect to the amendment to our 2018 Equity Incentive Plan approved by our stockholders on July 15, 2024 to increase by 150,000 the number of shares available for grant under our 2018 Equity Incentive Plan).

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Executive Compensation

We are a “smaller reporting company” and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about our executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the 2024 executive compensation program for our named executive officers.

The following were our Named Executive Officers for the year ended December 31, 2024: Jeffrey Wolf, our Chief Executive Officer and William L. Ostrander, our Chief Financial Officer (collectively, our “Named Executive Officers”). Set forth below is the compensation paid or accrued to our Named Executive Officers during the years ended December 31, 2024 and 2023:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Options	Other	Total
Jeffrey Wolf	2024	$575,000	$3,995	$—	$—	$—	$578,995
Chairman and Chief Executive Officer	2023	$575,000	$—	$—	$—	$—	$575,000

William L. Ostrander	2024	$375,000	$1,997	$—	$—	$—	$376,997
Chief Financial Officer	2023	$375,000	$—	$—	$—	$—	$375,000

Narrative Disclosure to Summary Compensation Table

Overview of Our Compensation Program

A. Philosophy and Objectives

Our primary objective with respect to executive compensation is to design compensation programs that will align executives’ compensation with our overall business strategies for the creation of stockholder value and attract, motivate and retain highly qualified executives. Our executive compensation program is based on the following philosophies and objectives:

●	Compensation Should Align with Stockholders’ Interests — The Compensation Committee and our Board believes that executives’ interests should be aligned with those of the stockholders.
●	Compensation is Competitive — The Compensation Committee and Board seek to provide a total compensation package that attracts, motivates and retains the executive talent that we need in order to maximize the return to stockholders and execute our operational and scientific strategy. To accomplish this objective, executive compensation is reviewed annually to ensure that compensation levels are competitive and reasonable in relation to comparable companies with which we compete for talent.
●	Compensation Motivates and Rewards the Achievement of Goals — Our executive compensation program is designed to appropriately reward both individual and collective performance that meets and exceeds our annual and long-term strategic and operational goals.

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B. Components of Compensation

We seek to achieve these objectives through three key compensation elements set forth below. The allocation between cash and non-cash named executive officer compensation is influenced by subjective and objective factors considered by the Compensation Committee and is intended to reflect the Compensation Committee’s determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives for each Named Executive Officer.

1. Base Salaries

Base salary is intended to provide our executive officers with basic non-variable compensation.

We provide our Named Executive Officers a competitive level base salary commensurate with their position, responsibilities and experience. In setting the base salary, the Compensation Committee considers a number of factors including, peer group market data, our company performance, our financial resources, and each Named Executive Officer’s role and responsibilities, experience and individual performance. We design base pay to be competitive in attracting and retaining top talent.

Initial base salaries for the Named Executive Officers were set by their initial respective employment contracts and are reviewed annually by the Compensation Committee.

2. Bonuses

The Compensation Committee’s goal in granting incentive bonuses is typically to tie a portion of each executive officer’s compensation to our operating performance and to the officer’s individual contributions to that performance.

Each of our Named Executive Officer’s employment agreements provide that such officer is eligible for an annual cash bonus in the discretion of the Compensation Committee. In determining whether to award a cash bonus, the Compensation Committee considers the Company’s performance during the year and the executive’s contribution thereto. Focusing on individual performance enables the Compensation Committee to differentiate among executives and emphasize the link between personal performance and compensation.

The employment agreement with Jeffrey Wolf that was in effect during 2024 provided that he was eligible for a cash performance bonus of up to fifty five (55%) of his base salary in the sole discretion of the Board of Directors, with the actual amount of any such bonus increased or decreased in the sole discretion of the Board of Directors. William L. Ostrander’s employment agreement that was in effect for 2024 provided for an annual bonus of up to forty (40%) in the sole discretion of the Board of Directors, with the actual amount of any such bonus increased or decreased in the sole discretion of the Board of Directors. In addition, in August 2024, Mr. Wolf’s and Mr. Ostrander’s employment agreements were amended to provide for the payment of an incentive bonus based on our new business booking goals.

Due to cash constraints the only bonuses paid to Mr. Wolf and Mr. Ostrander during 2024 were incentive bonus based on our new business booking goals.

3. Long-Term Incentives

The goal of long-term equity incentive compensation is to align the interests of the executive officers with our stockholders and to provide the officers with a long-term incentive to manage from the perspective of an owner with an equity stake in the business.

Our Compensation Committee believes that equity awards are a key component of our executive compensation program. Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for our executives.

In 2024, it was determined that no equity-based compensation would be issued to the Named Executive Officers based upon the limited number of awards available for grant under the 2018 Plan at the time such determination was being made.

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C. Compensation Administration

Roles and Responsibilities of the Compensation Committee

The primary purpose of the Compensation Committee is to conduct reviews of our general executive compensation policies and strategies and oversee and evaluate our overall compensation structure and programs. Responsibilities of the Compensation Committee include, but are not limited to:

●	Establishing on an annual basis performance goals and objectives for purposes of determining the compensation of our Chief Executive Officer and other senior executive officers, evaluating the performance of such officers in light of those goals and objectives, and setting the compensation level for those officers based on this evaluation.
●	Recommending to the Board the compensation for independent Board members (including retainer, committee and committee chair’s fees, stock options and components of compensation as appropriate).
●	Reviewing the competitive position of, and making recommendations to the Board with respect to, the cash-based and equity-based compensation plans and other programs relating to compensation and benefits.
●	Reviewing our financial performance and operations as well as our major benefit plans.
●	Overseeing the administration of our equity and other executive compensation plans, including recommending to the Board of Directors the granting of equity awards under those plans, and the approval or disapproval of the participation of individual employees in those plans.
●	Reviewing and approving for our Chief Executive Officer and other senior executive officers: (a) employment agreements; (b) severance agreements; (c) change in control agreements/provisions; and (d) any other material perquisites or other in-kind benefits.
●	Reviewing and making recommendations to the Board regarding the adoption of or revisions to any recoupment policy or clawback policy.

Additional information regarding the Compensation Committee’s responsibilities is set forth in its charter, which is posted on our website at www.scorpiusbiologics.com. Information contained on our website is intended for informational purposes only and is not incorporated by reference into this prospectus, and it should not be considered to be part of this prospectus or the registration statement of which this prospectus forms a part.

Use of Compensation Consultants

The Compensation Committee has the authority under its charter to retain compensation consultants to assist in carrying out its responsibilities. The Compensation Committee has from time to time retained consultants to provide independent advice on executive officer and director compensation. In December 2022, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation advisor. Meridian reported to the Chairman of the Compensation Committee and had direct access to the other members of the Compensation Committee. The Compensation Committee assessed the independence of Meridian pursuant to SEC rules and in accordance with NYSE American listing standards, noting that Meridian does not provide any services to the Company other than advice to the Compensation Committee regarding executive officer and director compensation, and concluded that no conflict of interest exists.

The Compensation Committee did not retain Meridian or any other outside compensation consultant during 2024. The Compensation Committee set base salaries in December 2022, in part, on Meridian’s 2022 advice, which salaries remained in effect during 2024.

Role of the Chief Executive Officer

Our Chief Executive Officer, Mr. Wolf, makes recommendations to the Compensation Committee regarding the compensation of our other named executive officer. Mr. Wolf does not participate in any discussions or processes concerning his own compensation.

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Employment Agreements

On January 4, 2021, we entered into a new employment agreement with Jeffrey Wolf (the “Wolf Agreement”) to continue to serve as our Chief Executive Office and President, which agreement replaces the employment agreement that we entered into on November 22, 2009 and amended on November 22, 2011, January 20, 2014, January 11, 2016, January 1, 2017 and January 2, 2020. Pursuant to the terms of the Wolf Agreement, Mr. Wolf will receive an annual base salary of $540,000 per year which was amended in December 2022 to $575,000. He also may receive, at the sole discretion of the board, an additional cash performance-based bonus equal to up to fifty percent (50%) of his then outstanding base salary at the end of each year (which was amended to fifty five percent (55%) in December 2022) and a discretionary equity award, with the actual amount of his bonus to be increased in the sole discretion of the Board of Directors. In addition, he is to receive (i) an incentive cash bonus in an amount equal to 2% of the Transaction Consideration (as defined in the Wolf Agreement) paid in connection with the consummation of a Change in Control (as defined in the agreement), provided that such Change in Control results in the stockholders of the Company receiving (or being entitled to receive, whether upon the consummation of the Change in Control or at a future date) transaction consideration worth at least 125% of the average closing trading price of the Company’s Common Stock during the 20 trading-day period immediately preceding the consummation of the Change in Control and (ii) an equity bonus in the form of additional stock options or restricted stock units or shares of restricted stock equal to 2% of the total fully-diluted equity of the Company if our market capitalization is equal to or exceeds a valuation of $500 million or more for fifteen (15) business days or longer. In addition, Mr. Wolf’s employment agreement was amended in August 2024 to provide for the payment to him of a special performance bonus equal to: (i) 5% of the contract values of New Bookings (as defined below) through the first $6 million of New Bookings prior to December 31, 2024; and (ii) 2.5% of the contract values of New Bookings of $6 million or more prior to December 31, 2024. Mr. Wolf received a bonus of $3,995 for 2024 due to New Bookings. New Bookings is defined as the Company’s execution of definitive agreements with customers for the provision of new services on or after the date of the amended employment agreements and prior to December 31, 2024.

If the Wolf Agreement is terminated for death or disability (as defined in the Wolf Agreement), he (or his estate in the event of death) will receive any unpaid base salary through the date of death or disability, any unpaid target bonus earned through date of termination and he shall be entitled to exercise any vested awards for the shorter of 24 months after termination and the remaining term of the award. If Mr. Wolf’s employment is terminated by us other than for Cause (as defined in the agreement) or by him for Good Reason (as defined in the Wolf Agreement), he will receive a payment of an amount equal to one (1) times his annual base salary plus his annual target bonus amount for the year of termination assuming payment in full of the annual target bonus, accelerated vesting of all unvested equity awards, extension of the time period in which to exercise awards equal to the lesser of 24 months after termination or the remaining term of the award and payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the earlier or twelve months, the date he becomes eligible for other group benefits or his rights to COBRA expire. In addition, in the event the Company terminates Mr. Wolf’s employment upon or at any time in connection with a Change of Control Transaction (as defined in the Wolf Agreement), Mr. Wolf is entitled to a lump sum cash payment equal to 24 months of his current base pay, a cash payment equal to a pro-rated amount of his target annual target bonus for the year preceding termination, payment in full for COBRA for 12 months following termination and immediate vesting of the unvested portion of any outstanding equity awards and a period to exercise the awards equal to the lesser of 12 months after termination or the remaining term of the award. If within one year after the occurrence of a Change in Control, Mr. Wolf terminates his employment for Good Reason or the Company terminates his employment for any reason other than death, disability of cause Mr. Wolf is entitled to a lump sum cash payment equal to 24 months of his current base pay, a cash payment equal to his full target annual target bonus, payment in full for COBRA for 12 months following termination and immediate vesting of the unvested portion of any outstanding equity awards and a period to exercise the awards equal to the lesser of 24 months after termination or the remaining term of the award. Under the Wolf Agreement, Mr. Wolf has also agreed to non-competition provisions.

On December 15, 2021, we entered into a four-year employment agreement, effective as of January 1, 2022, with William Ostrander (the “Ostrander Employment Agreement”), to continue to serve as our Chief Financial Officer and Corporate Secretary, which replaced the offer letter we entered into with Mr. Ostrander on September 24, 2019. The Ostrander Employment Agreement replaced the Offer Letter entered into by us with Mr. Ostrander, dated September 23, 2019, as amended on January 1, 2020 and January 4, 2021. Pursuant to the Ostrander Employment Agreement, Mr. Ostrander is entitled to an annual base salary of $350,000 which was amended in December 2022 to $375,000 and will be eligible for discretionary performance bonus payments of thirty-five percent (35%) (which was amended to forty percent (40%) in December 2022) of his annual base salary. In addition, Mr. Ostrander’s employment agreement was amended in August 2024 to provide for the payment to him of a special performance bonus equal to: (i) 2.5% of the contract values of New Bookings through the first $6 million of New Bookings prior to December 31, 2024; and (ii) 1.25% of the contract values of New Bookings of $6 million or more prior to December 31, 2024. Mr. Ostrander received a bonus of $1,997 for 2024 due to New Bookings.

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If Mr. Ostrander’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated by us without Just Cause (as defined in the Ostrander Employment Agreement) then in addition to paying the Accrued Obligations, (i) we shall continue to pay his then current base salary for a period of six (6) months; and (ii) the vesting on all unvested options shall be accelerated so that all options shall become fully vested. If his employment is terminated within one year of a Change of Control (as defined in the 2018 Stock Incentive Plan), he will be paid his then current base salary for a period of six (6) months.

Outstanding Equity Awards at Fiscal Year-End (December 31, 2024)

	Option Awards						Stock Awards
Name and Principal Position	Number of securities underlying unexercised options/ exercisable		Number of securities underlying unexercised options/ unexercisable		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested
Jeffrey Wolf	6		—		$34,580.00	1/11/2026
Chairman and	5		—		$12,040.00	12/30/2026
Chief Executive Officer	8		—		$12,180.00	1/03/2027
	41		—		$5,558.00	1/07/2028	—	—
	570		—		$1,484.00	1/02/2029	—	—
	1,428		—		$2,898.00	7/28/2030	—	—
	1,008		—		$1,680.00	8/24/2030	—	—
	739		—		$1,134.00	1/04/2031	—	—
	10,526	(1)	—		$1.67	8/02/2031	—	—
	10,526	(2)	—		$0.01	8/02/2031	—	—
	10,526	(3)	—		$0.01	8/02/2031	—	—
	808		—		$812.00	12/13/2031	—	—
	1,159		—		$812.00	12/30/2031	—	—
	10,795		3,420	(4)	$204.00	12/07/2032	—	—

William L. Ostrander	42		—		$728.00	9/25/2029	—	—
Chief Financial Officer	107		—		$840.00	3/12/2030	—	—
	257		—		$1,134.00	1/04/2031	—	—
	256		88	(5)	$812.00	12/13/2031	—	—
	1,863		587	(6)	$204.00	12/07/2032	—	—

(1)	Represents options to purchase shares of common stock of Skunkworx Bio, Inc. issued pursuant to the 2021 Skunkworx Subsidiary Stock Incentive Plan.
(2)	Represents options to purchase shares of common stock of Abacus Biotech, Inc. issued pursuant to the 2021 Abacus Subsidiary Stock Incentive Plan.
(3)	Represents options to purchase shares of common stock of Blackhawk Bio, Inc. issued pursuant to the 2021 Blackhawk Subsidiary Stock Incentive Plan.
(4)	Issued December 7, 2022, with options to purchase 4,738 shares vested on January 3, 2023 and options to purchase 9,477 shares vesting on a pro-rata basis over 36 months beginning February 2, 2023.
(5)	Issued December 13, 2021, these options vested over a 48-month period beginning December 13, 2021.
(6)	Issued December 7, 2022, with options to purchase 816 shares vested on January 3, 2023 and options to purchase 1,634 shares vesting on a pro-rata basis over 36 months beginning February 2, 2023.

Company Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company does not have a policy on the timing of awards of options in relation to the disclosure of material nonpublic information by the Company. During the fiscal year ended December 31, 2024, none of the Company’s Named Executive Officers were awarded stock options, and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

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The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about our company that has not been publicly disclosed. Option grants are effective on the date the award determination is made by the Compensation Committee, and the exercise price of options is the closing market price of our Common Stock on the business day of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

Clawback Policy

The Board has adopted a clawback policy which requires the clawback of erroneously awarded incentive-based compensation of past or current executive officers awarded during the three full fiscal years preceding the date on which the issuer is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws. There is no fault or misconduct required to trigger a clawback.

The Compensation Committee shall determine, in its sole discretion, the timing and method for promptly recouping such erroneously awarded compensation, which may include without limitation: (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Compensation Committee may affect recovery under this policy from any amount otherwise payable to the executive officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the executive officer.

Equity Compensation Plan Information

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2024.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding	Weighted-average exercise price of outstanding	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected
Plan Category	options	options	in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2014 Stock Incentive Plan (1)	62	28,182.90	—
2017 Stock Incentive Plan	126	3,876.67	168
2018 Stock Incentive Plan	30,550	609.19	155,968
2021 Abacus Subsidiary Stock Incentive Plan	10,526	0.01	9,474
2021 Blackhawk Subsidiary Stock Incentive Plan	10,526	0.01	9,474
2021 Scorpius Biomanufacturing Subsidiary Stock Incentive Plan	—	—	7,245
2021 Skunkworx Subsidiary Stock Incentive Plan	10,526	1.67	9,484
2021 Employee Stock Purchase Plan	—	—	329,886
Total	62,316	$334.82	521,699

———————

(1)	The 2014 Stock Incentive Plan terminated, such that no further awards are available for issuance under this plan. Outstanding awards under this plan continue in accordance with the respective terms of such grants.

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Director Compensation

2024 Director Compensation Program

Our 2024 our non-employee director compensation program consisted of the following components :

•	an annual cash fee of $55,000;
•	each member of the Audit, Compensation and Nominating and Governance Committees will each receive and additional annual cash fee of $8,000, $5,000, and $5,000, respectively;
•	the Chairman of each of the Audit, Compensation and Nominating and Governance Committees will each receive an additional annual cash fee of $12,500, $8,500 and $7,000, respectively, and
•	The lead independent director receives a monthly cash fee of $14,000.

2024 Compensation of Directors

The following table sets forth information for the fiscal year ended December 31, 2024 regarding the compensation of our directors who at December 31, 2024 were not also named executive officers.

	Fees Earned
	or Paid	Option	Stock
Name and Principal Position	in Cash	Awards	Awards	Totals
John Monahan, Ph.D.	$81,500	$—	$—	$81,500
John K. A. Prendergast, Ph.D.	$301,000	$—	$—	$301,000
Edward B. Smith, III	$92,500	$—	$—	$92,500

As of December 31, 2024, the following table sets forth the number of aggregate outstanding option awards held by each of our directors who were not also named executive officers:

	Aggregate	Aggregate
	Number of	Number of
Name	Option Awards	Stock Awards
John Monahan, Ph.D.	1,224	—
John K. A. Prendergast, Ph.D.	1,695	—
Edward B. Smith, III	1,224	—

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 26,315,789 Shares, or Pre-Funded Warrants in lieu of Shares. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. We are also registering the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby.

General

The following is a description of the material terms of our Common Stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (the “Bylaws”), each of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law, for additional information.

Description of Common Stock

Authorized Shares of Common Stock

We currently have authorized 250,000,000 shares of Common Stock.

Voting

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

The holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

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Stockholder Rights Plan

On March 11, 2018, our board of directors declared a dividend of one common share purchase right (a “Right”) for each outstanding share of our Common Stock, which was amended by Amendment No. 1 thereto on March 8, 2019 , by Amendment No. 2 thereto on March 10, 2020, by Amendment No. 3 thereto on March 8, 2021, by Amendment No. 4 on March 11, 2022, by Amendment No. 5 thereto on March 11, 2023 , by Amendment No. 6 thereto on December 11, 2023 and by Amendment No. 7 on March 11, 2024 to extend the expiration date of the stockholder’s rights plan to March 11, 2025. The dividend was initially paid on March 23, 2018 (the “Record Date”) to the stockholders of record at the close of business on that date. Each Right initially entitles the registered holder to purchase from us one share of Common Stock at a price of $14.00 per share of Common Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of March 11, 2018, as amended by Amendment No. 1 thereto dated March 8, 2019, Amendment No. 2 thereto dated March 10, 2020, Amendment No. 3 thereto dated March 8, 2021, Amendment No. 4 thereto dated March 11, 2022, Amendment No. 5 thereto dated March 11, 2023, Amendment No. 6 thereto dated December 11, 2023 and Amendment No. 7 thereto dated March 11, 2024 as the same may be further amended from time to time (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

The Rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of a hostile takeover of the Company, to guard against two-tier or partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all stockholders a fair price, and to enhance the board of director’s ability to negotiate with any prospective acquiror. Until the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below) or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or public announcement of an intention to make, a tender or exchange offer the consummation of which would result in any person or group of affiliated or associated persons becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to certificates representing Common Stock (or book entry shares of Common Stock) outstanding as of the Record Date, by such certificates (or such book entry shares) together with a copy of a summary of the Rights (the “Summary of Rights”). Except in certain situations, a person or group of affiliated or associated persons becomes an “Acquiring Person” upon acquiring beneficial ownership of 20% or more of the outstanding shares of Common Stock. Certain synthetic interests in securities created by derivative positions – whether or not such interests are considered to be ownership of the underlying Common Stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) – are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative security, to the extent actual shares of Common Stock are directly or indirectly beneficially owned by a counterparty to such derivative security. Amendment No. 6 exempted Mr. Wolf and his affiliated entity from being an Acquiring Person under certain specified circumstances.

The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock (or book entry shares of Common Stock) outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the shares of Common Stock represented thereby. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on March 11, 2025, unless the Rights are earlier redeemed or exchanged by the Company as described below.

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The Purchase Price payable, and the number of shares of Common Stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto) issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then-current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock (or cash, property debt securities of the Company, or any combination thereof) having a market value of two times the exercise price of the Right.

In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of Common Stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the board of directors may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of Common Stock (or cash, other assets, debt securities of the Company, or any combination thereof with an aggregate value equal to such shares) at an exchange ratio of one share of Common Stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto) per Right.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued, and in lieu thereof a cash payment will be made based on then current market price of the Common Stock.

At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”) payable, at the option of the Company, in cash, shares of Common Stock or such other form of consideration as the board of directors shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. For more detailed information, please see the Rights Agreement.

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Potential Anti-Takeover Effects

Certain provisions set forth in our Certificate of Incorporation and Bylaws, our Rights Agreement and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Proposals of Business and Nominations

Our Bylaws generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 2.14 requires stockholders intending to submit proposals or nominations at a stockholders meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Section 2.14 provides a time period during which business or nominations must be provided to the Company that will create a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Board Vacancies

Our Bylaws generally provide that only the board of directors (and not the stockholders) may fill vacancies and newly created directorships.

Special Meeting of Stockholders

Our Bylaws generally provide that only the board of directors may call a special meeting of stockholders and that the board of directors may postpone, reschedule or cancel any special meeting of stockholders that was previously scheduled by the board of directors.

Stockholder Rights Plan

The Rights issued pursuant to the Rights Agreement, if not redeemed or suspended, could work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our Board of Directors.

While the foregoing provisions of our Certificate of Incorporation, Bylaws, Rights Agreement plan and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Exclusive Forum

The exclusive forum for adjudication of disputes provision contained in our Bylaws limits the forum to the Delaware Court of Chancery for certain actions against us.

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Our Bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, except, in each case for claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

We believe limiting state law-based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums. While we believe limiting the forum for state law-based claims is a benefit, stockholders could be inconvenienced by not being able to bring certain actions in another forum they find favorable.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Listing of Common Stock

On June 14, 2024, we received notice from the NYSE Regulation that it had suspended trading of our Common Stock on NYSE American and determined to commence proceedings to delist our Common Stock from NYSE American as a result of its determination that we were no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of our Common Stock. Our Common Stock began to be quoted on the OTC Markets system on June 17, 2024. On July 17, 2024, we effected the 2024 Reverse Stock Split to increase the selling price of our Common Stock in order to regain compliance with the requirements and policies of NYSE American. On July 29, 2024, NYSE American notified us that it had withdrawn its delisting determination and our Common Stock resumed trading on NYSE American on Friday, August 2, 2024, under the symbol “SCPX.” However, there can be no assurance that the market price of our Common Stock following the 2024 Reverse Stock Split will remain at a level that will be sufficient to meet any requirements and policies of NYSE American or that our Common Stock will remain listed on NYSE American.

Transfer Agent

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. They are located at 1 State Street, 30th floor, New York, New York 10004. Their telephone number is (212) 509-4000.

Pre-Funded Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

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Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0002. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99%/9.99% of the outstanding shares of our Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this Offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of Common Stock.

Cashless Exercise

If, at the time a holder exercises its Pre-Funded Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Pre-Funded Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited.

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Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on Common Stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our shares of Common Stock or any compulsory share exchange or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires 50% or more of our outstanding shares of Common Stock or 50% or more of the voting power of our common equity, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction on a net exercise basis.

Description of Representative’s Warrants

If the gross proceeds from this Offering are at least $11 million, then we have agreed to issued to the representative warrants to purchase such number of shares of Common Stock equal to 5% of the aggregate number of shares of Common Stock and Pre-Funded Warrants sold in this Offering. The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from commencement of sales of securities in this Offering at a per share price equal to 125% of the public offering price per share of Common Stock in the Offering. The Representative’s Warrants will provide for customary anti-dilution provisions (the exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price) consistent with FINRA Rule 5110, and further, the number of shares underlying the Representative’s Warrants shall be reduced if necessary to comply with FINRA rules are regulations.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Shares and Pre-Funded Warrants acquired in this Offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the Shares or Pre-Funded Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the Shares and Pre-Funded Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

•	persons who acquired our Common Stock or Pre-Funded Warrants as compensation for services;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, or are deemed to own, more than 5% of our Common Stock (except to the extent specifically set forth below);
•	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code (except to the extent specifically set forth below);
•	persons for whom our Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;
•	persons deemed to sell our Common Stock or Pre-Funded Warrants under the constructive sale provisions of the Code;
•	banks or other financial institutions;
•	brokers or dealers in securities or currencies;
•	tax-exempt organizations or tax-qualified retirement plans;
•	pension plans;
•	regulated investment companies or real estate investment trusts;
•	persons that hold the Common Stock or Pre-Funded Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
•	insurance companies;
•	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and
•	certain U.S. expatriates, former citizens, or long-term residents of the United States.

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In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares of Common Stock or Pre-Funded Warrants through such partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If such a partnership or other pass-through entity holds shares of Common Stock or Pre-Funded Warrants, the treatment of a partner in such partnership or investor in such other pass-through entity generally will depend on the status of the partner or investor and upon the activities of the partnership or other pass-through entity. A partner in such a partnership and an investor in such other pass-through entity that will hold shares of Common Stock or Pre-Funded Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of Common Stock or Pre-Funded Warrants through such partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock, and Pre-Funded Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Common Stock or Pre-Funded Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Common Stock or, Pre-Funded Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Potential Acceleration of Income

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements.

In addition, under the Inflation Reduction Act signed into law on August 16, 2022, certain large corporations (generally, corporations reporting at least $1 billion average adjusted pre-tax net income on their consolidated financial statements) are potentially subject to a 15% alternative minimum tax on the “adjusted financial statement income” of such large corporations for tax years beginning after December 31, 2022. The U.S. Treasury Department, the IRS, and other standard-setting bodies are expected to issue guidance on how the alternative minimum tax provisions of the Inflation Reduction Act will be applied or otherwise administered.

The application of these rules thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of these rules is unclear at this time. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of Common Stock received upon exercise, increased by the exercise price of $0.0002 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this Offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

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Tax Considerations Applicable to U.S. Holders

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of shares of Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of shares of Common Stock as described below under the section titled “—Disposition of Common Stock or Pre-Funded Warrants.”

Certain Adjustments to Pre-Funded Warrants

The number of shares of Common Stock issued upon the exercise of the Pre-Funded Warrants and the exercise price of Pre-Funded Warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of Pre-Funded Warrants generally should not be deemed to result in a constructive distribution. If an adjustment is made that does not qualify as being made pursuant to a bona fide reasonable adjustment formula, a U.S. Holder of Pre-Funded Warrants may be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “Distributions.”

Disposition of Common Stock or Pre-Funded Warrants

Upon a sale or other taxable disposition (other than a redemption treated as a distribution, which will be taxed as described above under “Distributions”) of shares of Common Stock or Pre-Funded Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock or Pre-Funded Warrants sold. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or Pre-Funded Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of shares of Common Stock or Pre-Funded Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of distributions (including constructive distributions) on the Common Stock and Pre-Funded Warrants and to the proceeds of a sale or other disposition of Common Stock and Pre-Funded Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

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Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Certain Adjustments to Warrants

As described under “—U.S. Holders—Certain Adjustments to Pre-Funded Warrants,” an adjustment to the Pre-Funded Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-Funded Warrants. Under those regulations, an implicit or explicit payment under Pre-Funded Warrants that references a dividend distribution on our Common Stock would possibly be taxable to a Non-U.S. Holder as described under “Distributions” below. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and the Company may satisfy any withholding obligations it has in respect of the Pre-Funded Warrants by withholding from other amounts due to the Non-U.S. Holder. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-Funded Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “—U.S. Holders—Distributions.” To the extent those distributions do not constitute dividends for U.S. federal income tax purposes (i.e., the amount of such distributions exceeds both our current and our accumulated earnings and profits), they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock (determined separately with respect to each share of Common Stock), but not below zero, and then will be treated as gain from the sale of that share of Common Stock as described below under the section titled “—Disposition of Common Stock or Pre-Funded Warrants.”

Any distribution (including constructive distributions) on shares of Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate holding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

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See also the sections below titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Common Stock or Pre-Funded Warrants

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition (other than a redemption treated as a distribution, which will be taxable as described above under “Distributions”) of shares of Common Stock or Pre-Funded Warrants unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
•	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or
•	the Common Stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the Common Stock or Pre-Funded Warrants, if shorter), a “U.S. real property holding corporation,” unless the Common Stock is regularly traded on an established securities market, as defined by applicable Treasury Regulations, and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held the Common Stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of Pre-Funded Warrants. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding Pre-Funded Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that the Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become a “U.S. real property holding corporation.”

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See the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of the Common Stock, Pre-Funded Warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on the Common Stock or, Pre-Funded Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on the Common Stock or Pre-Funded Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the Common Stock or Pre-Funded Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on the Common Stock and Pre-Funded Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our Common Stock and Pre-Funded Warrants. While withholding under FATCA would have also applied to payments of gross proceeds from a sale or other disposition of the Common Stock or Pre-Funded Warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is currently not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the Common Stock or Pre-Funded Warrants.

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Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Pre-Funded Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of the Common Stock and Pre-Funded Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of the Common Stock or Pre-Funded Warrants, including the consequences of any proposed changes in applicable laws.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock, as of January 16, 2025:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our Common Stock;
•	each of our executive officers;
•	each of our directors; and
•	all of our current executive officers and directors as a group.

The following table sets forth information, as of January 16, 2025, or as otherwise set forth below, with respect to the beneficial ownership of our Common Stock (i) all persons known to us to be the beneficial owners of more than 5% of the outstanding shares of our Common Stock, (ii) each of our directors and our executive officer named in the Summary Compensation Table, and (iii) all of our directors and our current executive officer as a group. As of January 16, 2025, we had 5,791,139 shares of Common Stock outstanding. We have based our calculation of the percentage of beneficial ownership of our Common Stock after this Offering on 32,106,928 shares of our Common Stock outstanding, which gives effect to the issuance of 26,315,789 shares of our Common Stock issued in this Offering based on an assumed public offering price of $0.38 per share (which is the last reported sale price of our Common Stock on NYSE American on January 16, 2025) and assuming no exercise of the representative’s over-allotment option and no sale of Pre-Funded Warrants.

Unless otherwise indicated the mailing address of each of the stockholders below is c/o Scorpius Holdings, Inc., 627 Davis Drive, Suite 300, Morrisville, North Carolina 27560. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, the Company believes the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

Name of Beneficial Owner	Common Stock	Shares subject to Options, Warrants		Total Number of Shares Beneficially Owned	Percentage Ownership Prior to this Offering	Percentage Ownership After this Offering
Named Executive Officers & Directors
Jeffrey Wolf (Chairman of the Board of Directors, Chief Executive Officer and President) (2)	17,970	29,855	(1)	47,825	*	*
William L. Ostrander (Chief Financial Officer and Secretary)	32	2,681	(1)	2,713	*	*
John K. A. Prendergast, Ph.D. (Director)	1,191	1,695	(1)	2,886	*	*
John Monahan, Ph.D. (Director)	—	1,224	(1)	1,224	*	*
Edward B. Smith, III (Director)	—	1,224	(1)	1,224	*	*

5% Stockholders
Ramnarain Joseph Jaigobind (3)	309,034	—		309,034	5.34%	[•]%
3i, LP (4)	213,447	405,608		619,055	9.99%	[•]%

All Current Executive Officers and Directors, as a group (5 persons)	19,193	36,679		55,872	*	*

_______________________

* less than 1%

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(1)	Represents shares subject to options that are currently vested and options that will vest and become exercisable within 60 days of January 16, 2025.
(2)	Includes warrants to purchase up to 12,500 shares of Common Stock acquired in our May 2024 public offering. Includes 55 shares of Common Stock held by Orion Holdings V, LLC and 51 shares of Common Stock held by Seed-One Holdings VI, LLC, entities for which Mr. Wolf serves as the managing member. Mr. Wolf is deemed to beneficially own the shares held by such entities as in his role as the managing member he has the control over the voting and disposition of any shares held by these entities. Does not include 132 shares of Common Stock beneficially owned by Mr. Wolf’s children’s trust of which Mr. Wolf is not the trustee. Mr. Wolf disclaims beneficial ownership of these shares except to the extent of any pecuniary interest (as defined in Rule 16a-1(a)(2) promulgated under the Exchange Act) that he may have in such entities. In addition, if our company is traded on a recognized national exchange while Mr. Wolf is employed by us and the market capitalization of our company is equal to or in excess of $500 million for at least fifteen consecutive trading days, then Mr. Wolf will be entitled to receive an additional stock option equal to 2% of the then outstanding shares of our Common Stock, at an exercise price equal to the then current market price as determined in good faith by the board. Does not include 103,908 shares of Common Stock to be issued upon conversion of the Restated Note issued to Elusys Holdings, the conversion of which is subject to NYSE American approval.
(3)	Based on a Schedule 13G filed by Ramarain Joseph Jaigobind (“Mr. Jaigobind”). Mr. Jaigobind is a principal of ThinkEquity and has sole voting and dispositive power over shares beneficially owned by himself and ThinkEquity. Mr. Jaigobind’s address is c/o ThinkEquity LLC, 17 State Street, 41st Floor, New York, NY 10004. Does not include any warrants to be issued to the representative or its designees in this Offering.
(4)	Based on a Schedule 13G filed by 3i, LP, a Delaware limited partnership (“3i”); 3i Management LLC, a Delaware limited liability company (“3i Management”); and Maier Joshua Tarlow (“Mr. Tarlow”) (collectively, the “3i Parties”), and on information available to us, the 3i Parties hold (i) 213,447 shares of Common Stock, (ii) pre-funded warrants exercisable for up to 425,000 shares of Common Stock, subject to a 9.99% beneficial ownership limitation provision, (iii) Common Stock purchase warrants exercisable for up to 12,566,667 shares of Common Stock, subject to a 4.99% beneficial ownership limitation provision and (iv) Secured Convertible Notes convertible into a maximum of 31,538,334 shares of Common Stock (including shares issuable in respect of interest and the Make-Whole Amount, as such term is defined in the Secured Convertible Notes), subject to a 4.99% beneficial ownership limitation provision.

3i Management is the general partner of 3i, and Mr. Tarlow is the manager of 3i Management. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i and 3i Management. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i and indirectly by 3i Management. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management or 3i is a member of the Financial Industry Regulatory Authority (“FINRA”) or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The securities beneficially owned by 3i in the table above are calculated as of January 16, 2025.

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The following table sets forth information, as of January 16, 2025, or as otherwise set forth below, with respect to the beneficial ownership of the Common Stock of each of our subsidiaries set forth below of (i) each of our directors and our executive officer named in the Summary Compensation Table, and (ii) all of our directors and our executive officer as a group.

	Common Stock Beneficially Owned (%)
Name of Beneficial Owner	Pelican Therapeutics, Inc.(1)	Skunkworx Bio, Inc.(2)	Abacus Biotech, Inc.(2)	Scorpius Biomanufacturing, Inc. (2)	Blackhawk Bio, Inc.(2)
Jeffrey Wolf	3.1	5.0	5.0	5.0	5.0
William Ostrander	—	—	—	1.0	—
John K. A. Prendergast, Ph.D.	—	—	—	—	—
John Monahan, Ph.D.	—	—	—	—	—
Edward B. Smith, III	*	—	—	—	—

Total	3.4	5.0	5.0	6.0	5.0

* less than 1%

(1)	The shares of common stock of Pelican were issued to each individual prior to Pelican becoming a subsidiary of our company.
(2)	Consists of options issued in each applicable subsidiary pursuant to our 2021 Subsidiaries Stock Incentive Plan. Percent is the beneficial ownership percent for each individual in the applicable subsidiary.

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Underwriting

ThinkEquity LLC is acting as the representative of the several underwriters in this Offering. On                            , we entered into an underwriting agreement with the Representative (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase the number of Shares and the number of Pre-Funded Warrants listed next to each underwriter’s name in the following table, at the public offering price less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares	Number of Pre-Funded Warrants
ThinkEquity LLC
Total:

The underwriters have committed to purchase all of the Shares and Pre-Funded Warrants offered by us in this Offering, other than those securities covered by the over-allotment option described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the Shares and Pre-Funded Warrants subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the Shares to the public at the public offering price set forth on the cover of the prospectus. After the Shares are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.

Over-Allotment Option

We have granted to the Representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 3,947,368 additional Shares and/or 3,947,368 Pre-Funded Warrants to purchase 3,947,368 shares of common stock (15% of the Shares and Pre-Funded Warrants sold in this Offering) at the initial public offering price (minus $0.0002 per Pre-Funded Warrant) less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this Offering. To the extent that the option is exercised, each underwriter must purchase additional Shares and/or Pre-Funded Warrants in an amount that is approximately proportionate to that underwriter’s initial purchase commitment (set forth in the table above). Any Shares and/or Pre-Funded Warrants issued or sold under the option will be issued and sold on the same terms and conditions as the other Shares and/or Pre-Funded Warrants that are the subject of this Offering.

Discounts, Commissions and Expenses

The Representative has advised us that the underwriters propose to offer the Shares and Pre-Funded Warrants directly to the public at the public offering price per share set forth on the cover page of this prospectus and as set forth below. After the offering to the public, the offering price and other selling terms may be changed by the underwriters without changing the proceeds we will receive from the underwriters. Any Shares and Pre-Funded Warrants sold by the underwriters to securities dealers will be sold at the public offering price less a concession not in excess of $[•] per Share or per Pre-Funded Warrant.

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The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per Share	Per Pre-Funded Warrant	Total Without Over-Allotment	Total With Full Over-Allotment
Public offering price	$	$	$	$
Underwriting discount (7.0%)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

In addition, we have agreed to reimburse the Representative for certain of its fees and expenses, provided that such fees shall not collectively exceed $145,000 in the aggregate. We have also agreed to pay a non-accountable expense allowance to the Representative equal to 1.0% of the gross proceeds received in this Offering, which is not included in the underwriting discounts and commission.

We estimate that the total expenses in connection with this Offering payable by us, excluding the total underwriting discounts and commissions and non-accountable expense allowance, will be approximately $400,000.

Representative’s Warrants

If the gross proceeds from this Offering are at least $11 million, we have agreed to issue to the Representative, or its designees, warrants to purchase up to a total of 5% of the number of shares of Common Stock and Pre-Funded Warrants sold in this Offering. The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from commencement of sales of securities in the Offering at a per share price equal to 125% of the public offering price per share of Common Stock in the Offering. The Representative’s Warrants will provide for customary anti-dilution provisions (the exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price) consistent with FINRA Rule 5110, and further, the number of shares underlying the Representative’s Warrants shall be reduced if necessary to comply with FINRA rules or regulations.

Right of First Refusal

In addition, for a period of nine (9) months from the date of the closing of this Offering, we agreed to grant to the Representative an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such nine (9) month period for us, or any successor to or any subsidiary of us, on terms agreed to by both us and the Representative. The Representative will have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

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Lock-Up Agreements

Pursuant to “lock-up” agreements, we have agreed for a period of ninety (90) days after the date of this prospectus and our executive officers and directors have agreed for a period of ninety (90) days after the date of this prospectus, subject to customary exceptions, without the prior written consent of the Representative, not to, directly or indirectly, offer pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing.

Additionally, we agreed that for a period of nine (9) months after the closing of this Offering we will not directly or indirectly in any “at-the-market,” continuous equity, equity lines, or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our common stock or any securities convertible into or exercisable or exchangeable for our shares of common stock, without the prior written consent of ThinkEquity.

Electronic Offer, Sale and Distribution of Shares

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this Offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while this Offering is in progress.

Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in this Offering.

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Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on NYSE American, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this Offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the national securities market on which our common stock is trading in accordance with Rule 103 of Regulation M under the Exchange Act , during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Determination of Offering Price

The public offering price of the securities that we are offering will be negotiated between us and the Representative based on, among other things, the trading price of our Common Stock prior to this Offering. Other factors considered in determining the public offering price of the securities include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other Relationships

From time to time, certain of the underwriters and/or their respective affiliates may have provided, and may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of its business, certain of the underwriters and their respective affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the underwriters and their respective affiliates may at any time hold long or short positions in such securities or loans.

December Private Placement

On December 6, 2024, we consummated the December Note Offering and December Warrants, resulting in aggregate net proceeds to us of approximately $3.3 million, before deducting underwriting discounts and other offering expenses. ThinkEquity served as our financial advisor and received a financial advisory fee of $285,000, equal to 8% of the net proceeds received by us at the closing of the December Note Offering.

November 2024 Note

On November 27, 2024, we issued the November 2024 Note. ThinkEquity served as our financial advisor in connection with the placement of the November 2024 Note and did not receive a fee in connection with such service.

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August 2024 Public Offering

On August 19, 2024, we consummated the August Offering of 2,428,000 shares of Common Stock and 11,947,000 pre-funded warrants to purchase up to 11,947,000 shares of Common Stock (including pre-funded warrants issued upon the exercise of the underwriters’ over-allotment option) for a purchase price of $1.00 per share of Common Stock or pre-funded warrant (inclusive of the pre-funded warrant exercise price), resulting in aggregate gross proceeds of approximately $14.4 million, before deducting underwriting discounts and other offering expenses.

ThinkEquity served as representative of the several underwriters named in the Underwriting Agreement that we entered into on August 16, 2024 and we paid ThinkEquity a cash discount equal to 7% of the gross offering proceeds, a 1% non-accountable expense allowance and reimbursed certain expenses.

In addition, for a period of eight (8) months from the date of the closing of the August Offering, we agreed to grant to ThinkEquity, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such eight (8) month period for us, or any successor to or any subsidiary of us, on terms agreed to by both us and the Representative.

May 2024 Public Offering

On May 16, 2024, we closed a public offering of 149,100 Units and 150,900 Pre-Funded Units for a purchase price of $20.00 per Unit and per Pre-Funded Unit (inclusive of the pre-funded warrant exercise price), resulting in aggregate gross proceeds of approximately $6.0 million, before deducting underwriting discounts and other offering expenses and we paid ThinkEquity a cash discount equal to 7% of the gross offering proceeds, a 1% non-accountable expense allowance and reimbursed certain expenses and reimbursed certain expenses. ThinkEquity also partially exercised its over-allotment option and purchased 6,545 Common Warrants and 6,545 shares of Common Stock.

In addition, for a period of eight (8) months from the date of the closing of that offering, we agreed to grant to ThinkEquity, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at ThinkEquity’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such eight (8) month period for us, or any successor to or any subsidiary of us, on terms agreed to by both us and ThinkEquity.

March 2024 Public Offering

On March 12, 2024, we closed the offering contemplated by the underwriting agreement that we entered into on March 7, 2024 with ThinkEquity, as representative of the several underwriters named therein, pursuant to which we issued and sold 50,000 shares of our Common Stock at a price of $30.00 per share for gross proceeds of $1,500,000, and we paid ThinkEquity a cash discount equal to 7% of the gross offering proceeds and reimbursed certain expenses. In addition, for a period of six (6) months from the date of the closing of that offering, we agreed to grant to ThinkEquity, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at ThinkEquity’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such six (6) month period for us, or any successor to or any subsidiary of us, on terms agreed to by both us and ThinkEquity.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The Securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité de marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for securities will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the securities would be a breach of the CO or SFO.

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Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this Offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
•	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

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Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

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United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

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LEGAL MATTERS

Blank Rome LLP, New York, New York, will pass upon the validity of the securities offered by this prospectus and certain other legal matters. Sullivan & Worcester LLP, New York, New York, is acting as legal counsel to the underwriters.

As of the date of this prospectus, an attorney of Blank Rome LLP beneficially owns Common Stock and securities exercisable to purchase shares of our Common Stock that represent less than 1% of our outstanding shares of Common Stock.

EXPERTS

The consolidated financial statements of Scorpius Holdings, Inc. (the Company) as of December 31, 2023 and 2022 and for the years then ended, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.scorpiusbiologics.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35994):

•	Our Annual Report on Form 10-K for the fiscal December 31, 2023, filed with the SEC on April 26, 2024;
•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 28, 2024, for the quarter ended June 30, 2024, filed with the SEC on August 19, 2024, and for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024;
•	Our Current Reports on Form 8-K filed with the SEC on January 8, 2024 (other than information furnished under Item 7.01 and exhibits related thereto), January 11, 2024, January 16, 2024 (other than information furnished under Item 7.01 and exhibits related thereto), January 22, 2024, January 26, 2024, January 30, 2024, February 6, 2024, March 11, 2024, March 13, 2024, April 22, 2024, April 30, 2024, May 2, 2024, May 16, 2024, May 22, 2024, May 24, 2024, May 29, 2024, May 30, 2024, June 17, 2024, July 18, 2024, July 30, 2024, July 31, 2024, August 9, 2024, August 19, 2024, August 26, 2024, December 3, 2024, December 6, 2024, December 27, 2024, January 16, 2025, and January 17, 2025;

•	Our definitive proxy statement on Schedule 14A, filed with the SEC on June 17, 2024 and definitive proxy on Schedule 14A, filed with the SEC on December 20, 2024; and
•	The description of our Common Stock and our common stock purchase rights is set forth in our registration statement on Form 8-A filed with the SEC on February 4, 2022, Form 8-A/A (Amendment No. 1) filed on March 11, 2022, Form 8-A/A (Amendment No. 2) filed on March 13, 2023, and Form 8-A/A (Amendment No. 3) filed on March 13, 2024 as updated by the description of our Common Stock filed as Exhibit 4.14 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 26, 2024, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

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We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Scorpius Holdings, Inc.
627 Davis Drive, Suite 300
Morrisville, North Carolina 27560
Telephone (610) 727-4597
Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://scorpiusbiologics.com/investors/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

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Up to 26,315,789 Shares of Common Stock

Up to 26,315,789 Pre-Funded Warrants to purchase up to 26,315,789 Shares of Common Stock

Up to 26,315,789 Shares of Common Stock Underlying such Pre-Funded Warrants

Scorpius Holdings, Inc.

____________________________

PRELIMINARY PROSPECTUS

____________________________

ThinkEquity

                             ,  2025

Through and including                       (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$1,871
FINRA filing fee	$2,333
Accounting fees and expenses	$25,000
Legal fees and expenses	$300,000
Miscellaneous expenses	$70,796
Total	$400,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director or officer derived an improper personal benefit; (iv) a director for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (v) an officer in any action by or in the right of the corporation.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. Our Bylaws also provide that we are obligated to advance expenses incurred by a present or former director or officer in advance of the final disposition of any action or proceeding. In addition, as permitted by Delaware law, our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as appplicable, except to the extent such an exemption from liability thereof is not permitted under the DGCL.

We have entered into indemnification agreements with each of our directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

II-1

Item 15. Recent Sales of Unregistered Securities

The Company has not issued unregistered securities to any person within the last three years other than:

•	the issuance to Elusys Holdings, Inc. on January 26, 2024 of a convertible promissory note in the aggregate amount of $2,250,000 (the “Original Convertible Note”), the conversion of which was subject to both Elusys’ election and obtaining stockholder approval of the issuance of shares of our Common Stock upon such conversion. The Original Convertible Note bore interest at a rate of 1% per annum, matured on the one-year anniversary of its issuance and was convertible into shares of our Common Stock at the option of Elusys only if stockholder approval of the issuance of such shares of Common Stock issuable upon conversion of the Original Convertible Note was obtained prior to the maturity date, which approval has been obtained. The conversion price of the Original Convertible Note was equal to 110% of the volume weighted average price (VWAP) of Common Stock for the seven trading days prior to December 11, 2023 which was $0.39109;
•	the issuance to Elusys Holdings, Inc., on May 1, 2024, of a 1% non-convertible promissory note, as amended, due July 31, 2024 in the principal amount of $750,000 (the “New Note”) for $750,000;
•	the issuance to Elusys Holdings, Inc., on May 1, 2024, of an amended and restated 1% convertible promissory note in the principal amount of $2,250,000 with a maturity date of September 1, 2025 (the “Restated Note”) in exchange for the Original Convertible Note, the conversion of which is subject to both Elusys’ election and obtaining stockholder approval of the issuance of shares of our Common Stock upon such conversion, which approval has been obtained. The conversion price, as amended, was $0.11, which was 110% of the public offering price per share of the shares of Common Stock sold in our May 2024 public offering, which conversion price was increased to $22.00 as a result of the 2024 Reverse Stock Split;
•	the issuance to an institutional investor, on November 27, 2024, of the November 2024 Note in the principal amount of Two Hundred Twenty-Five Thousand Dollars ($225,000), which accrued interest at the rate of 5.0% per annum and matured on the earlier of: (i) December 15, 2024; (ii) the consummation of a Corporate Event (as such term is defined in the November 2024 Note); or (iii) when, upon or after the occurrence of an event of default under the November 2024 Note; and
•	the issuance to certain institutional investors on December 6, 2024 of the Secured Convertible Notes, convertible into up to an aggregate of 34,007,778 shares of Common Stock, and the December Warrants to purchase up to an aggregate of 13,388,889 shares of Common Stock, for an aggregate purchase price of $12,050,000. The Secured Convertible Notes mature on the third anniversary of their date of issuance, unless prior thereto there is an event of default, and bear interest at a rate of 9% per annum payable in cash on the first business day of each fiscal quarter beginning January 2, 2025. The Secured Convertible Notes are convertible, at the option of the holder, at any time, into a number of shares of Common Stock equal to the principal amount of the Secured Convertible Notes, plus all accrued and unpaid interest at a conversion price initially equal to $0.50, subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events and initially subject to an Exchange Cap (as defined therein) and other limitations.

The Original Convertible Note, the New Note, the November 2024 Note, the Secured Convertible Notes, the Warrants and the shares of Common Stock that may be issued under the Notes and Warrants were offered and sold in transactions exempt from registration under Section 4(a)(2) of the Securities Act and the Restated Note and the shares of Common Stock that may be issued under the Restated Note, respectively, were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 3(a)(9) thereof.

The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

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Item 16. Exhibits and Financial Statement Schedules

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the signature page and which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and
iii.	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference into this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(7)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(8)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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EXHIBIT INDEX

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement by and between Scorpius Holdings, Inc. and ThinkEquity LLC
2.1	Merger Agreement, dated December 20, 2021, by and among the Registrant, Heat Acquisition Sub 1, Inc. and Elusys Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2021 (File No. 001-35994))
2.2	Asset and Equity Interests Purchase Agreement by and between the Registrant and Elusys Holdings Inc., dated as December 12, 2023 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2023 (File No. 001-35994))
3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-1 with the Securities and Exchange Commission on May 6, 2013 (File No. 333-188365))
3.2	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation filed on May 29, 2013 (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-1 with the Securities and Exchange Commission on May 30, 2013 (File No. 333-188365))
3.3	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2017 (File No. 001-35994))
3.4	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2018 (File No. 001-35994))
3.5	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission March 23, 2020 (File No. 001 -35994))
3.6	Amended and Restated Bylaws, dated October 17, 2019 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2019 (File No. 001-35994))
3.7	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2020 (File No. 001 -35994))
3.8	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2022 (File No. 001 -35994))
3.9	Second Amended and Restated Bylaws, dated May 3, 2022 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3,2022 (File No. 001 -35994))
3.10	Certificate of Amendment to Certificate of Incorporation to the Third Amended and Restated Certificate of Incorporation, dated February 5, 2024 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2024 (File No. 001-35994))
3.11	Certificate of Amendment of the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on July 17, 2024 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2024 (File No. 001-35994))
4.1#	2009 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 with the Securities and Exchange Commission on May 6, 2013 (File No. 333-188365))
4.2#	First Amendment of the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 with the Securities and Exchange Commission on May 6, 2013 (File No. 333-188365))
4.3#	Second Amendment of the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 with the Securities and Exchange Commission on May 6, 2013 (File No. 333-188365))
4.4#	Third Amendment of the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 4.4to the Registration Statement on Form S-1 with the Securities and Exchange Commission on May 6, 2013 (File No. 333-188365))
4.5#	Fourth Amendment of the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1 with the Securities and Exchange Commission on May 6, 2013 (File No. 333-188365))
4.6	Specimen Common Stock Certificate of Heat Biologics, Inc. (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-1 with the Securities and Exchange Commission on May 6, 2013 (File No. 333-188365))
4.7#	2014 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 with the Securities and Exchange Commission on June 13, 2014 (File No. 333-196763))
4.8#	Amended and Restated Heat Biologics, Inc. 2014 Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 22, 2015))
4.9#	2017 Stock Incentive Plan (incorporated by reference as Exhibit 4.1 to the Registration Statement on Form S-8 with the Securities and Exchange Commission on July 11, 2017 (File No. 333-219238))
4.10	Rights Agreement between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company dated March 11, 2018 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K with the Securities and Exchange Commission on March 12, 2018 (File No. 001-35994))
4.11#	2018 Stock Incentive Plan ((incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 with the Securities and Exchange Commission on October 4, 2018 (File No. 333-219238))

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4.12	Amendment No. 1 to Rights Plan (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2019 (File No. 001-35994))
4.13	Amendment No. 2 to the Rights Agreement dated as of March 10, 2020 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.3 to the Form 8-A/A filed with the Securities and Exchange Commission on March 13, 2020 (File No. 001-35994))
4.14	Amendment No. 3 to the Rights Agreement dated as of March 8, 2021 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, and Amendment No. 2 thereto, dated as of March 10, 2020, by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the Securities and Exchange Commission on March 12, 2021 (File No. 001-35994))
4.15	Heat Biologics, Inc. 2021 Subsidiaries Stock Incentive Plan (incorporated by reference as Exhibit B to the Heat Biologics, Inc. Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 3, 2021 (File No. 001-35994))
4.16	Amendment No. 4 to the Rights Agreement dated as of March 8, 2021 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, Amendment No. 2 thereto, dated as of March 10, 2020, and Amendment No. 3 thereto dated as of March 8, 2021 by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.5 to the Form 8-K filed with the Securities and Exchange Commission on March 11, 2022 (File No. 001-35994)
4.17	Amendment No. 5 to the Rights Agreement dated as of March 11, 2023 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, Amendment No. 2 thereto, dated March 10, 2020, Amendment No. 3 thereto, dated March 8, 2021, and Amendment No. 4 thereto, dated March 11, 2022, by and between the Registrant and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.6 to the Form 8-K filed with the Securities and Exchange Commission on March 13, 2023 (File No. 001-35994))
4.18	Amendment No. 6 to the Rights Agreement dated as of December 11, 2023 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, Amendment No. 2 thereto, dated March 10, 2020, Amendment No. 3 thereto, dated March 8, 2021, Amendment No. 4 thereto, dated March 11, 2022, and Amendment No. 5 thereto, dated March 11, 2023, by and between the Registrant and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2023 (File No. 001-35994))
4.19	Amendment No. 7 to Rights Agreement (incorporated by reference to Exhibit 4.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2024 (File No. 001-35994))
4.20	Convertible Note in the principal amount of $2,250,000 issued to Elusys Holdings Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2024 (File No. 001-35994))
4.21	Note, dated May 1, 2024, in the principal amount of $750,000 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2024 (File No. 001-35994))
4.22	Amended and Restated Convertible Note, dated May 1, 2024 in the principal amount of $2,250,000 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2024 (File No. 001-35994))
4.23	Form of Common Warrant incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2024 (File No. 001-35994)
4.24	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2024 (File No. 001-35994)
4.25	Amendment dated July 16, 2024 to Note dated May 1, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2024 (File No. 001-35994)
4.26	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2024 (File No. 001-35994))
4.27	Form of Promissory Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2024 (File No. 001-35994))
4.28	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2024 (File No. 001-35994))
4.29	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2024 (File No. 001-35994))
4.30*	Form of Pre-Funded Warrant
4.31**	Form of Representative’s Warrant
5.1*	Opinion of Blank Rome LLP
10.1#	Form of Incentive Stock Option Agreement under the 2014 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K with the Securities and Exchange Commission on July 27, 2015 (File No. 001-35994))
10.2#	Form of Non-Statutory Stock Option Agreement under the 2014 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K with the Securities and Exchange Commission on July 27, 2015 (File No. 001-35994))
10.3	Form of Indemnification Agreement by and between Heat Biologics, Inc. and its directors and officers (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q with the Securities and Exchange Commission on August 15, 2016 (File No. 001-35994))
10.4#	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K with the Securities and Exchange Commission on January 4, 2017 (File No. 001-35994))

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10.5#	Form of Incentive Stock Option Agreement under the 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.77 to the Heat Biologics, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2018 (File No. 001-35994))
10.6#	Form of Non-Statutory Stock Option Agreement under the 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.78 to the Heat Biologics, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2018 (File No. 001-35994))
10.7#	Form of Restricted Stock Unit Award Agreement under the 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.79 to the Heat Biologics, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2018 (File No. 001-35994))
10.8#	Form of Incentive Stock Option Agreement under the 2018 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 with the Securities and Exchange Commission on October 4, 2018 (File No. 333-219238))
10.9#	Form of Non-Statutory Stock Option Agreement under the 2018 Stock Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 with the Securities and Exchange Commission on October 4, 2018 (File No. 333-219238))
10.10#	Form of Notice of Award under the 2018 Stock Incentive Plan (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 with the Securities and Exchange Commission on October 4, 2018 (File No. 333-219238))
10.11#	Form of Restricted Stock Agreement under the 2018 Stock Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 with the Securities and Exchange Commission on October 4, 2018 (File No. 333-219238))
10.12#	Heat Biologics, Inc. Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2019 (File No. 001-35994))
10.13#	Amendment No. 1 to the Heat Biologics, Inc. 2018 Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 4, 2019 (File No. 001-35994))
10.14#	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.4 to the Heat Biologics, Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2020 (File No. 001-35994))
10.15#	Amendment no. 2 to the Heat Biologics 2018 Stock Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 12, 2020)
10.16#	Amendment No. 3 to the Heat Biologics, Inc. 2018 Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 27, 2020)
10.17#	Employment Agreement between Heat Biologics, Inc. and Jeffrey Wolf, dated as of January 4, 2021 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2021 (File No. 001-35994))
10.18#	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2021 (File No. 001-35994))
10.19	Lease between Durham Keystone Tech 7, LLC and Heat Biologics, Inc. dated June 21, 2021 (incorporated by reference to Exhibit 10.1 to the Heat Biologics, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2021 (File No. 001-35994))
10.20#	Form of Stock Option Agreement for the Heat Biologics 2021 Subsidiaries Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2021 (File No. 001-35994))
10.21#	Form of Restricted Stock Purchase Agreement for the Heat Biologics 2021 Subsidiaries Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2021 (File No. 001-35994))
10.22#	Heat Biologics, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule A filed with the Securities and Exchange Commission on August 3, 2021 (File No. 001-35994))
10.23	Lease between Merchants Ice II, LLC and Heat Biologics, Inc. dated June October 5, 2021 (incorporated by reference to Exhibit 10.1 to the Heat Biologics, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2021 (File No. 001-35994))
10.24#	Form of Amended and Restated Restricted Stock Agreement (incorporated by reference to Exhibit 10.1 to the Heat Biologics, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2021(File No.001-35994))
10.25#	Employment Agreement effective as of January 1, 2022 by and between Heat Biologics, Inc. and William Ostrander (incorporated by reference to Exhibit 10.2 to the Heat Biologics, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2021 (File No.001-35994))
10.26	Ordering Agreement between Lonza Sales AG and Elusys Therapeutics, Inc. (incorporated by reference to Exhibit 10.62 to the Heat Biologics, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2023(File No.001-35994))
10.27	Ordering Agreement between Lonza Sales AG and Elusys Therapeutics, Inc. (incorporated by reference to Exhibit 10.63 to the Heat Biologics, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2023(File No.001-35994))
10.28#	Form of New Incentive Stock Option Agreement under the 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8 K with the Securities and Exchange Commission on January 3, 2022 (File No. 001-35994))
10.29#	Form of New Non-Statutory Stock Option Agreement under the 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8 K with the Securities and Exchange Commission on January 3, 2022 (File No. 001-35994))
10.30#	Amendment No. 4 to the Heat Biologics, Inc. 2018 Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 28, 2022)
10.31#	Amendment No. 4 to the Scorpius Holdings, Inc. 2021 Subsidiaries Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 28, 2022)
10.32#	Amendment No. 1 to Employment Agreement between Scorpius Holdings, Inc. and Jeffrey Wolf, effective as of December 7, 2022 (incorporated by reference to Exhibit 10.2 to the Heat Biologics, Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2022 (File No. 001-35994))
10.33#	Amendment No. 1 to Employment Agreement between Scorpius Holdings, Inc. and William Ostrander, effective as of December 7, 2022 (incorporated by reference to Exhibit 10.1 to the Heat Biologics, Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2022 (File No. 001-35994))

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10.34	Lease between TPB Merchants Ice LLC and Scorpion Biologics, Inc. dated December 31, 2022 (incorporated by reference to Exhibit 10.1 to the Heat Biologics, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2023 (File No. 001-35994))
10.35#	Amendment No. 2 to William Ostrander Employment Agreement with the Registrant, dated as of December 11, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2023 (File No. 001-35994))
10.36	Form of Shared Services Agreement between the Registrant and Elusys Holdings Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2023 (File No. 001-35994))
10.37	Patent Rights Sale and Assignment Agreement between NightHawk Biosciences, Inc. and Kopfkino IP, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2024 (File No. 001-35994))
10.38	Note Purchase Agreement, dated May 1, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2024 (File No. 001-35994))
10.39#	Amendment No. 5 to Nighthawk Biosciences, Inc. 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2024 (File No. 001-35994))
10.40	Note Cancellation and Amendment to Asset and Equity Interests Purchase Agreement by and between the Registrant and Elusys Holdings Inc., dated as July 30, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2024 (File No. 001-35994))
10.41

Underwriting Agreement, dated as of August 16, 2024, by and between Scorpius Holdings, Inc. and ThinkEquity LLC as Representative of the several Underwriters (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2024 (File No. 001-35994))

10.42#	Amendment No. 2 to Jeffrey Wolf Employment Agreement with the Company dated as of August 23, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2024 (File No. 001-35994))
10.43#	Amendment No. 3 to William Ostrander Employment Agreement with the Company dated as of August 23, 2024 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2024 (File No. 001-35994))
10.44	Securities Purchase Agreement, dated December 6, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2024 (File No. 001-35994))
10.45	Security Agreement, dated December 6, 2024 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2024 (File No. 001-35994))
10.46	Subsidiary Guarantee, dated December 6, 2024 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2024 (File No. 001-35994))
10.47	Form of Support Agreement, dated December 6, 2024 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2024 (File No. 001-35994))
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 26, 2024 (File No. 001-35994))
23.1**	Consent of Independent Registered Public Accounting Firm (BDO USA, P.C.)
23.2*	Consent of Blank Rome LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (reference is made to the signature page hereto)
107*	Filing fee table

 ___________________

*	Previously filed.
**	Filed herewith.
#	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Morrisville, North Carolina, on January 21, 2025.

SCORPIUS HOLDINGS, INC.

By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Wolf	Chief Executive Officer,	January 21, 2025
Jeffrey Wolf	President and Chairman of the Board (Principal Executive Officer)

/s/ William L. Ostrander	Chief Financial Officer and Secretary	January 21, 2025
William L. Ostrander	(Principal Financial and Principal Accounting Officer)

*	Director	January 21, 2025
John Monahan, Ph.D.

*	Director	January 21, 2025
John K.A. Prendergast, Ph.D.

*	Director	January 21, 2025
Edward B. Smith, III

By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Attorney-in-Fact

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